                                    Filed Pursuant to Rule 424(b)(2)
                                    Registration Nos. 333-101122 and 333-101779

Prospectus Supplement
(To Prospectus dated November 20, 2002)

                            22,000,000 Equity Units
             (Initially Consisting of 22,000,000 Corporate Units)

                                 [LOGO] Baxter
                           Baxter International Inc.
                                7% Equity Units

                             ---------------------

   Each Equity Unit will have a stated amount of $50 and will consist of a purchase contract issued by us and, initially, $50 principal amount of our senior notes due February 16, 2008, which we refer to as a Corporate Unit.

  . The purchase contract will obligate you to purchase from us, no later than February 16, 2006, for a price of $50 in cash, the following number of shares of our common stock, subject to anti-dilution adjustments:
         . if the average closing price of our common stock over the 20-trading day period ending on the third trading day prior to February 16, 2006 equals or exceeds $35.69, 1.4011 shares of our common stock;
         . if the average closing price of our common stock over the same period is less than $35.69 but greater than $28.78, a number of shares of our common stock having a value, based on the 20-trading day average closing price, equal to $50; and
         . if the average closing price of our common stock over the same period is less than or equal to $28.78, 1.7373 shares of our common stock.
  . We will also pay you quarterly contract adjustment payments at a rate of 3.4% per year of the stated amount of $50 per Equity Unit, or $1.70 per year, as described in this prospectus supplement.
  . The senior notes will initially bear interest at a rate of 3.6% per year, payable quarterly. The senior notes will be remarketed as described in this prospectus supplement. Following a successful remarketing, the interest rate on the senior notes will be reset.
  . If there is a successful remarketing prior to the third business day immediately preceding February 16, 2006, or if a special event redemption described in this prospectus supplement occurs prior to February 16, 2006, the senior notes comprising a part of the Corporate Units will be replaced by the Treasury portfolio described in this prospectus supplement.
  . You can create Treasury Units from Corporate Units by substituting Treasury securities for the senior notes or your applicable ownership interest in the Treasury portfolio comprising a part of the Corporate Units, and you can recreate Corporate Units by substituting senior notes or your applicable ownership interest in the Treasury portfolio for the Treasury securities comprising a part of the Treasury Units.
  . The senior notes or, if substituted for the senior notes, the Treasury securities or your applicable ownership interest in the Treasury portfolio, as the case may be, will be pledged to us to secure your obligation under the related purchase contract.

   Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 13,000,000 shares of our common stock (or 14,950,000, if the underwriters exercise in full their over-allotment option). Neither offering is contingent upon the other.

   The Corporate Units have been approved for listing on the New York Stock Exchange under the symbol "BAX Pr," subject to official notice of issuance. Our common stock is traded on the New York Stock Exchange under the symbol "BAX." The last reported sale price of our common stock on December 11, 2002 was $28.78 per share.

   Investing in the Equity Units involves risks. See "Risk Factors" beginning on page S-18 of this prospectus supplement.

                                                  Per
                                             Corporate Unit     Total
                                             -------------- --------------
      Public offering price.................      $50.00... $1,100,000,000
      Underwriting discounts and commissions      $ 1.50... $   33,000,000
      Proceeds, before expenses, to Baxter..      $48.50... $1,067,000,000

   The underwriters may also purchase up to an additional 3,000,000 Corporate Units at the public offering price less the underwriting discounts and commissions within a 13-day period beginning on the date of this prospectus supplement in order to cover over-allotments, if any.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The Corporate Units will be ready for delivery in book-entry form only through The Depository Trust Company on or about December 17, 2002.

                          Joint Book-Running Managers
Banc of America Securities LLC
                                    Credit Suisse First Boston
                                                                    UBS Warburg

                             ---------------------

Banc One Capital Markets, Inc.
                    Deutsche Bank Securities
                                        JPMorgan
                                                           Salomon Smith Barney
The date of this prospectus supplement is December 11, 2002.

                               TABLE OF CONTENTS
                             Prospectus Supplement

               About This Prospectus Supplement.............  S-1
               Forward-Looking Statements...................  S-1
               Prospectus Supplement Summary................  S-3
               Risk Factors................................. S-18
               Use of Proceeds.............................. S-22
               Common Stock Price Range and Dividends....... S-22
               Ratio of Earnings to Fixed Charges........... S-23
               Selected Financial Information............... S-24
               Accounting Treatment......................... S-26
               Description of the Equity Units.............. S-27
               Description of the Purchase Contracts........ S-31
               Certain Provisions of the Purchase Contracts,
                 the Purchase Contract Agreement and the
                 Pledge Agreement........................... S-43
               Description of the Senior Notes.............. S-47
               Certain United States Federal Income Tax
                 Consequences............................... S-51
               ERISA Considerations......................... S-59
               Underwriting................................. S-60
               Notice to Canadian Residents................. S-62
               Validity of the Equity Units................. S-63
               Independent Accountants...................... S-63
               Incorporation by Reference................... S-64

                                  Prospectus

               Notice to Investors..........................  2
               Where You Can Find More Information..........  2
               Caution Regarding Forward-Looking
                 Statements.................................  3
               About the Company............................  3
               Use of Proceeds..............................  4
               Common Stock.................................  4
               Preferred Stock..............................  5
               Convertible Preferred Stock..................  5
               Stock and Debt Warrants......................  6
               Convertible Debt Securities..................  6
               Equity Purchase Contracts and Equity Purchase
                 Units......................................  7
               Debt Securities..............................  7
               Plan of Distribution......................... 21
               Legal Matters................................ 23
               Independent Accountants...................... 23

                             ---------------------

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus may be accurate only as of their respective dates.

   We are offering to sell, and are seeking offers to buy, the Equity Units only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Equity Units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Equity Units and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

                       ABOUT THIS PROSPECTUS SUPPLEMENT

   This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this Equity Units offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

   If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

   Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Baxter," "we," "us" and "our" or similar terms are to Baxter International Inc. and its subsidiaries.

                          FORWARD-LOOKING STATEMENTS

   The matters discussed in this prospectus supplement and the accompanying prospectus that are not historical facts include forward-looking statements. These statements are based on our current expectations and involve numerous risks and uncertainties. Some of these risks and uncertainties are factors that affect all international businesses, while some are specific to us and the health-care arenas in which we operate. Many factors could affect our actual results, causing results to differ, and possibly differ materially, from those expressed in any such forward-looking statements. These factors include, but are not limited to:

  .  interest rates;

  .  technological advances in the medical field;

  .  economic conditions;

  . demand and market acceptance risks for new and existing products, technologies and health-care services;

  .  the impact of competitive products and pricing;

  .  manufacturing capacity;

  .  new plant start-ups;

  .  global regulatory, trade and tax policies;

  . regulatory, legal or other developments relating to the company's Series A, AF and AX dialyzers;

  .  continued price competition;

  .  product development risks, including technological difficulties;

  .  ability to enforce patents;

  .  actions of regulatory bodies and other government authorities;

  .  reimbursement policies of government agencies;

  .  commercialization factors;

  .  results of product testing; and

  . other factors described in this prospectus supplement or in other filings with the Securities and Exchange Commission.

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   Additionally, upon the resolution of certain legal matters, we may incur charges in excess of presently established reserves. Any such charge could have a material adverse effect on our results of operations or cash flows in the period in which it is recorded or paid.

   Currency fluctuations are also a significant variable for global companies, especially fluctuations in local currencies where hedging opportunities are unreasonably expensive or unavailable. If the United States dollar strengthens against most foreign currencies, our growth rates in sales and net earnings could be negatively impacted.

   We believe that our expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, but there can be no assurance that our actual results or performance will conform to any future results or performance expressed or implied by such forward-looking statements.

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus supplement carefully, including the section entitled "Risk Factors" and our financial statements and the notes thereto, before making an investment decision. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

                           BAXTER INTERNATIONAL INC.

   We were incorporated under Delaware law in 1931. We engage in the worldwide development, manufacture and distribution of a diversified line of products, systems and services used primarily in the health care field. We manufacture products in 28 countries and sell them in over 100 countries. Health care is concerned with the preservation of health and with the diagnosis, cure, mitigation and treatment of disease and body defects and deficiencies. Our products are used by hospitals, clinical and medical research laboratories, blood and blood dialysis centers, rehabilitation centers, nursing homes, doctors' offices and by patients, at home, under physician supervision.

Company Overview

   We operate as a global leader in critical therapies for life-threatening conditions. Our continuing operations are comprised of three segments:
Medication Delivery, which provides a range of intravenous solutions and specialty products that are used in combination for fluid replenishment, nutrition therapy, pain management, antibiotic therapy and chemotherapy; BioScience, which develops biopharmaceuticals, biosurgery products, vaccines and blood collection, processing and storage products and technologies; and Renal, which develops products and provides services to treat end-stage kidney disease. Our three businesses enjoy leading positions in the medical products and services fields. Unless otherwise indicated, each of the factors discussed in this summary do not materially differ in their impact across each of our three segments.

   Medication Delivery

   Business Description. Baxter was founded in 1931 as the first commercial manufacturer of intravenous (IV) solutions in glass bottles. Forty years later, we set a new standard for IV therapy with the introduction of the first plastic IV containers. Today, we manufacture a range of products that deliver fluids, therapies and medications to patients. IV solutions represent only 20 percent of our Medication Delivery sales, while 80 percent of our Medication Delivery revenue comes from specialty products that include anesthetic agents, premixed drugs and drug-reconstitution systems, nutrition products and delivery devices. These products are used in combination for fluid replenishment, nutrition therapy, pain management, antibiotic therapy and chemotherapy.

   Growth Strategy. We continue to participate in the consolidation of the global marketplace for medication-delivery products, particularly in developing markets. We expect to accelerate growth through expansion of our higher-margin specialty products outside the United States, building on our strong base in IV solutions. We continue to broaden our portfolio of new products and technologies for medication delivery through internal development, acquisitions and alliances. We also leverage our strengths in anesthesia, drug delivery and infusion systems to provide customers with innovative solutions at all points of care. In 2001, our oncology business was expanded with the acquisition of ASTA Medica Oncology, a German-based manufacturer of chemotherapy drugs.

   Product Development. We are developing a next-generation volumetric infusion system with enhanced features and continue to expand our line of drug-delivery platforms. In November 2002, in a private transaction, we acquired Epic Therapeutics, Inc., a privately-held drug delivery company that specializes in the formulation of various types of drugs for injection or inhalation, including controlled-release protein therapeutics. In June 2002, we signed a definitive agreement with Wyeth to acquire the majority of ESI Lederle
(ESI), a division of Wyeth, for approximately $305 million. ESI is a leading manufacturer and distributor of injectable drugs used in the U.S. hospital market, offering a complete range of sterile injectable manufacturing capabilities, including ampules and vials. ESI primarily manufactures injectable generic drugs, which leverages our injectable expertise, channel strength, manufacturing processes, customer relationships and research and development. In 2001, we acquired Cook Pharmaceutical Solutions, adding the capability to formulate and package injectable drugs in vials and syringes, and licensed RTP Pharma's proprietary Nanoedge technology to develop injectable formulations of insoluble medications. We also have several nutraceuticals in the pipeline.

   BioScience

   Business Description. We introduced the first commercially produced Factor VIII concentrate to treat hemophilia in 1966. Today, we are a leading producer of both plasma-based and recombinant clotting factors for hemophilia, as well as biopharmaceuticals used to treat immune deficiencies, cancer and other disorders. We also develop biosurgery products, used for hemostasis, tissue-sealing and tissue-regeneration, and vaccines. We also are a leading manufacturer of manual and automated blood-collection, processing and storage systems, used by hospitals, blood banks and plasma-collection centers to collect and process blood components for therapeutic use. Therapeutic blood components are used in surgery, cancer therapy and other critical therapies.

   Growth Strategy. Our strategy for increasing growth in our BioScience business includes: expanding manufacturing capacity to meet current and future demand, which today for most products far exceeds supply; penetrating new markets outside North America and Europe, which currently account for more than 80 percent of sales; making acquisitions and forming other alliances and partnerships to bring new and complementary technologies and product platforms to Baxter; expanding the use of current products through additional indications and establishing new standards of care; and introducing new products to encompass additional therapies. In transfusion therapies, the focus remains on increasing production and blood safety through advanced automation, leukoreduction and pathogen inactivation.

   Product Development. In May 2002, we acquired Fusion Medical Technologies, Inc. (Fusion) for $161 million. The acquisition of Fusion, a business that develops and commercializes proprietary products used to control bleeding during surgery, supports our strategic initiative to expand and enhance our portfolio of innovative therapeutic solutions for biosurgery and tissue regeneration. Fusion's expertise in collagen- and gelatin-based products complements our fibrin-based technologies. With the acquisition of Fusion, we offer surgeons a broader array of solutions to seal tissue, enhance wound healing and manage hemostasis, including active bleeding. The purchase price was paid in 2,806,660 shares of our common stock. In 2001, we received European licensure for Ceprotin, a new protein C concentrate used to treat congenital protein C deficiency. Recombinant proteins in development include a protein-free-method recombinant Factor VIII, alpha-1-antitrypsin to treat emphysema and asthma, and recombinant hemoglobin. We also began clinical trials on a Factor VIII gene therapy in 2000 under our relationship with GenStar. In the area of vaccines, we received additional approvals for our NeisVac-C vaccine for meningitis C in 2001. We are also developing cell-culture-derived vaccines for influenza, smallpox and other diseases. During the second quarter of 2002, we launched our BAXJECT needle-less transfer device, which eases the preparation of hemophilia medication for patients and their caregivers, and submitted a Biologics License Application with the U.S. Food and Drug Administration for marketing approval of the company's new Antihemophilic Factor (Recombinant), Plasma/Albumin Free Method (rAHF-PFM). Via our relationship with Cerus Corporation, we received CE mark approval for the INTERCEPT Blood System disposable set for inactivating pathogens in platelets.

   Renal

   Business Description. We are a leading provider worldwide of products and services for the treatment of kidney disease. In 1956, the company pioneered hemodialysis (HD) with the introduction of the first widely available artificial kidney machine. Nearly 20 years later, we introduced products and services for peritoneal dialysis (PD), a home-based therapy. Today, we are the world's leading manufacturer of PD products, which include dialysis solutions, container systems and automated cyclers. Baxter also manufactures HD instruments and dialyzers. In the United States, we work with payers to provide disease-management services and with nephrologists to operate interventional outpatient centers.

   Growth Strategy. We are growing our presence in renal care by addressing the needs of kidney-disease patients over their lifetime of care--from initial diagnosis through dialysis and organ replacement. Our "integrated care" strategy looks at that spectrum of care and we consider where it makes sense to participate. Our growth will come through continued product innovation, e-health initiatives, additional acquisitions and alliances, and further expansion in developing markets.

   Product Development. Innovation remains key to our continued leadership and growth in renal care, with several new product launches. These include our first synthetic HD dialyzer, called Syntra, and new HD instruments for self-care centers, the home and the acute-care setting. In November 2002, we received clearance from the U.S. Food and Drug Administration to market the Accura Hemofiltration System, our new instrument that delivers continuous renal replacement (CRRT) and plasma therapies in critical care settings. This system is primarily used for patients suffering from acute renal failure, however, it is flexible enough to deliver other critical therapies such as therapeutic plasma exchange, which is used to treat a variety of autoimmune and other serious disorders. We plan to introduce new and improved approaches to PD that provide unique patient benefits. We also expect to receive approval from the U.S. Food and Drug Administration for Extraneal PD solution in the near term. We also recently launched HomeChoice Pediatric, an updated automated PD machine designed for patients who require lower volumes of fluid, particularly children. The system offers new safety features and makes the dialysis process even more convenient for pediatric patients and their parents.

                              RECENT DEVELOPMENTS

   On December 3, 2002, we announced our intent to divest the majority of the services component of our Renal business and focus our Renal business primarily on products used in the treatment of kidney disease. Our renal services portfolio includes U.S.-based RMS Disease Management and RMS Lifeline, as well as Renal Therapy Services (RTS) dialysis centers, which are located outside the United States. We intend to retain certain RTS centers that are integral to our renal products business in particular markets. The majority of the RTS centers we plan to sell are located in Latin America and Europe. The total service operations we intend to divest accounted for approximately 13 percent of our Renal business' 2001 sales of $1.9 billion. We expect to record an after-tax charge of approximately $250 million, or $.40 per diluted common share, against fourth-quarter earnings related to the divestiture of these businesses. Approximately 90 percent of the charge will be non-cash. In addition, the Renal services component to be divested will be accounted for as discontinued operations.

   On November 18, 2002, we declared a regular annual dividend of $0.582 per share of our common stock. The dividend is payable on January 6, 2003 to stockholders of record as of the close of business on December 13, 2002. Because we will issue the shares of our common stock to be sold in the concurrent common stock offering after December 13, 2002, investors in that offering will not be entitled to the dividend payment on January 6, 2003.

   In June 2002, we signed a definitive agreement to acquire the majority of ESI Lederle (ESI), a division of Wyeth, for approximately $305 million in cash. ESI is a leading manufacturer and distributor of injectable drugs used in the U.S. hospital market, and it offers a complete range of sterile injectable manufacturing capabilities, including ampules and vials. Under the agreement, we will acquire ESI's generic injectable products and patent-expired branded products to expand our anesthesia and critical care portfolio. We also will acquire a 330,000-square-foot facility for manufacturing injectable, small-volume drugs located in Cherry Hill, New Jersey. The addition of ESI leverages our injectable expertise, channel strength, manufacturing processes, customer relationships and research and development. The acquisition, which will be included in the Medication Delivery segment and is subject to approval by regulatory authorities, is expected to close during the fourth quarter of 2002. It is anticipated that a portion of the proceeds of this offering will be used to fund this acquisition.

                                 THE OFFERING

What are Equity Units?

   Equity Units may be either Corporate Units or Treasury Units as described below. The Equity Units offered will initially consist of 22,000,000 Corporate Units (or 25,000,000 Corporate Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $50. You can create Treasury Units from the Corporate Units in the manner described below under "How can I create Treasury Units from Corporate Units?"

What are the components of a Corporate Unit?

   Each Corporate Unit consists of a purchase contract and, initially, $50 principal amount of our senior notes due February 16, 2008. The senior note that is a component of a Corporate Unit is owned by you, but it will be pledged to us to secure your obligation under the related purchase contract. If the senior notes are successfully remarketed prior to the third business day preceding February 16, 2006, or if a special event redemption occurs prior to February 16, 2006, in each case as described in this prospectus supplement, the senior notes comprising part of the Corporate Units will be replaced by the Treasury portfolio described below, under "What is the Treasury Portfolio?", and your applicable ownership interest in the Treasury portfolio will then be pledged to us through the collateral agent to secure your obligation under the related purchase contract.

What is a purchase contract?

   Each purchase contract that is a component of an Equity Unit obligates the holder of the purchase contract to purchase, and obligates us to sell, on February 16, 2006, which we refer to as the purchase contract settlement date, for $50 in cash, a number of newly issued shares of our common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment under the circumstances set forth in "Description of the Purchase Contracts--Anti-Dilution Adjustments," as follows:

  . if the applicable market value of our common stock is equal to or greater than $35.69, which we refer to as the threshold appreciation price, the settlement rate will be 1.4011 shares of our common stock;

  . if the applicable market value of our common stock is less than the threshold appreciation price but greater than $28.78, which we refer to as the reference price, the settlement rate will be a number of shares of our common stock equal to $50 divided by the applicable market value; and

  . if the applicable market value of our common stock is less than or equal to the reference price, the settlement rate will be 1.7373 shares of our common stock.

   "Applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, subject to anti-dilution adjustments. The reference price is the reported last sale price of our common stock on the New York Stock Exchange on December 11, 2002. The threshold appreciation price represents a 24% appreciation over the reference price.

Can I settle the purchase contract early?

   You can settle a purchase contract at any time on or prior to the fifth business day immediately preceding the purchase contract settlement date by paying $50 cash, in which case 1.4011 shares of our common stock will be issued to you pursuant to the purchase contract. In addition, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, you will have the right to accelerate and settle the purchase contract early at the settlement rate in effect immediately prior to the closing of that merger.

   Your early settlement right is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required by U.S. federal securities laws, we will use our best efforts to have a registration statement in effect covering those shares of common stock and other securities to be delivered in respect of the purchase contracts being settled.

What is a Treasury Unit?

   A Treasury Unit is a unit created from a Corporate Unit and consists of a purchase contract and a 5% undivided beneficial interest in a zero-coupon U.S. Treasury security with a principal amount of $1,000 that matures on February 15, 2006 (CUSIP No. 912803AJ2), which we refer to as a Treasury security. The interest in the Treasury security that is a component of a Treasury Unit will be owned by you, but will be pledged to us through the collateral agent to secure your obligation under the related purchase contract.

How can I create Treasury Units from Corporate Units?

   Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding the purchase contract settlement date, to substitute for the related senior notes held by the collateral agent, Treasury securities in a total principal amount at maturity equal to the aggregate principal amount of the senior notes for which substitution is being made. Because Treasury securities are issued in integral multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Corporate Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to substitute Treasury securities for the applicable ownership interest in the Treasury portfolio as a component of the Corporate Unit, but holders of Corporate Units can only make this substitution in integral multiples of 20,000 Corporate Units. Each of these substitutions will create Treasury Units, and the applicable senior notes or applicable ownership interest in the Treasury portfolio will be released to the holder and be separately tradable from the Treasury Units.

How can I recreate Corporate Units from Treasury Units?

   Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, each holder of Treasury Units will have the right, at any time on or prior to the fifth business day immediately preceding the purchase contract settlement date, to substitute for the related Treasury securities held by the collateral agent, senior notes having a principal amount equal to the aggregate principal amount at stated maturity of the Treasury securities for which substitution is being made. Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Treasury Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to substitute the applicable ownership interest in the Treasury portfolio for the Treasury securities as a component of the Treasury Units, but holders of Treasury Units can only make this substitution in integral multiples of 20,000 Treasury Units. Each of these substitutions will recreate Corporate Units and the applicable Treasury securities will be released to the holder and be separately tradable from the Corporate Units.

What payments am I entitled to as a holder of Corporate Units?

   Holders of Corporate Units will be entitled to receive quarterly cash distributions consisting of interest payments calculated at the rate of 3.6% per year on senior notes (or distributions on the applicable ownership interest in the Treasury portfolio if the senior notes have been replaced by the Treasury portfolio), and contract adjustment payments payable by us at the rate of 3.4% per year on the stated amount of $50 per Corporate Unit until the earlier of the purchase contract settlement date, the early settlement date (in the case of a cash merger early settlement) and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts (in the case of early settlement other than upon a cash merger).

What payments will I be entitled to if I convert my Corporate Units to Treasury Units?

   Holders of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 3.4% per year on the stated amount of $50 per Treasury Unit. There will be no distributions in respect of the Treasury securities that are a component of the Treasury Units but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the senior notes that were released to them when they created the Treasury Units as long as they continue to hold the senior notes.

Do we have the option to defer current payments?

   No, we do not have the right to defer the payment of contract adjustment payments in respect of the Equity Units or the payment of interest on the senior notes.

What are the payment dates for the Equity Units?

   The payments described above in respect of the Equity Units will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing February 16, 2003.

What is remarketing?

   Except as described below, the senior notes held by Corporate Unit holders as part of a Corporate Unit will be remarketed on the third business day immediately preceding November 16, 2005 (the date three months prior to the purchase contract settlement date), which we refer to as the initial remarketing date. The remarketing agent will use its reasonable efforts to obtain a price for the remarketed senior notes equal to approximately 100.25% of the purchase price for the Treasury portfolio. To obtain that price, the remarketing agent may reset the interest rate on the senior notes, as described below.

   Following a successful remarketing of the senior notes on the initial remarketing date, the portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio. The Corporate Unit holder's applicable ownership interest in the Treasury portfolio will be substituted for the senior notes as a component of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holder's obligation under the purchase contracts. On the purchase contract settlement date, a portion of the proceeds from the Treasury portfolio equal to the principal amount of the senior notes will automatically be applied to satisfy the Corporate Unit holder's obligation to purchase common stock under the purchase contracts and proceeds from the Treasury portfolio equal to the interest payment (assuming no reset of the interest rate) that would have been due on the senior notes on February 16, 2006 will be paid to the holders of the Corporate Units.

   The remarketing agent will deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the Treasury portfolio purchase price from any proceeds from the remarketing of the senior notes in excess of the Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders.

   If the remarketing of the senior notes on the initial remarketing date is not successful or does not occur because a condition precedent, such as the registration statement requirement described under "Description of the

Purchase Contracts--Remarketing", is not satisfied, the remarketing agent will use its reasonable efforts to remarket the senior notes on the third business day immediately preceding the purchase contract settlement date, which we refer to as the final remarketing date, at a price of approximately 100.25% of the principal amount of the senior notes remarketed.

   If the remarketing of the senior notes on the final remarketing date is successful, a portion of the proceeds from this remarketing equal to the aggregate principal amount of the senior notes sold in the remarketing that were part of the Corporate Units will automatically be applied to satisfy in full each Corporate Unit holder's obligations to purchase common stock under the related purchase contracts on the purchase contract settlement date. The remarketing agent will deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the aggregate principal amount of the remarketed senior notes from proceeds from the remarketing in excess of the aggregate principal amount of the senior notes remarketed. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders.

   Remarketing on any remarketing date will be considered successful and no further attempts will be made if the resulting proceeds are at least 100.25% of the Treasury portfolio purchase price in the case of a remarketing on the initial remarketing date or 100.25% of the aggregate principal amount of the senior notes in the case of the final remarketing date.

What happens if the senior notes are not successfully remarketed?

   If the senior notes have not been successfully remarketed on or prior to the final remarketing date, the interest rate on the senior notes will not be reset and holders of all senior notes will have the right to put the senior notes to us on the purchase contract settlement date at a put price equal to $50 per senior note plus accrued and unpaid interest.

   A holder of a senior note that is part of a Corporate Unit will be deemed to have automatically exercised this put right unless, prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date such holder provides a written notice of an intention to settle the related purchase contract with separate cash and on or prior to the business day immediately preceding the purchase contract settlement date delivers to the collateral agent $50 in cash. Unless a Corporate Unit holder has settled the related purchase contracts with separate cash on or prior to the purchase contract settlement date, $50 of the put price will be delivered to the collateral agent, who will apply such amount in satisfaction of such Corporate Unit holder's obligations under the related purchase contract on the purchase contract settlement date. Any remaining amount of the put price following satisfaction of the purchase contract will be paid to such Corporate Unit holder.

Do I have to participate in the remarketing?

   You may elect not to participate in any remarketing and to retain the senior notes underlying your Corporate Units by (1) creating Treasury Units at any time on or prior to the second business day prior to any of the remarketing dates or (2) if the first remarketing attempt has failed, notifying the purchase contract agent of your intention to pay cash to satisfy your obligation under the related purchase contracts on or prior to the fifth business day before the purchase contract settlement date and delivering the cash payment required under the purchase contracts to the collateral agent on or prior to the fourth business day before the purchase contract settlement date. Following a successful remarketing on the initial remarketing date, holders of Treasury Units can recreate a Corporate Unit, at any time prior to the second business day immediately preceding the purchase contract settlement date, as described under "How can I recreate Corporate Units from Treasury Units?"

What is the Treasury portfolio?

   If there is a successful remarketing prior to the third business day preceding the purchase contract settlement date or if a special event redemption described under "Description of the Senior Notes--Optional Redemption--Special Event" occurs prior to the purchase contract settlement date, the senior notes will be replaced by the Treasury portfolio. The Treasury portfolio is a portfolio of U.S. Treasury securities consisting of:

  . U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to February 15, 2006 in an aggregate amount equal to the principal amount of the senior notes included in Corporate Units, and,

  .  either:

     (1)in the case of a successful remarketing prior to the third business day preceding the purchase contract settlement date, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to February 15, 2006 in an aggregate amount equal to the aggregate interest payment (assuming no reset of the interest rate) that would have been due on February 16, 2006 on the principal amount of the senior notes included in the Corporate Units, or

     (2)in the case of a special event redemption, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the business day immediately preceding each scheduled interest payment after the date of the special event redemption and on or prior to the purchase contract settlement date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would have been due on such interest payment date on the principal amount of the senior notes included in the Corporate Units.

If I am holding a senior note as a separate security from the Corporate Units, can I still participate in a remarketing of the senior notes and do I also have a put right in the event that the final remarketing is not successful?

   Holders of senior notes that are not part of the Corporate Units may elect, in the manner described in this prospectus supplement, to have their senior notes remarketed by the remarketing agent along with the senior notes included in the Corporate Units. See "Description of the Senior Notes--Optional Remarketing". Such holders may also participate in any remarketing by recreating Corporate Units from their Treasury Units at any time on or prior to the second business day immediately prior to any of the remarketing dates.

   Holders of senior notes that are not part of a Corporate Unit may exercise their put right upon a failed final remarketing by providing written notice at least two business days prior to the purchase contract settlement date. The put price will be paid to such holder on the purchase contract settlement date.

Besides participating in a remarketing, how else can I satisfy my obligation under the purchase contracts?

   Holders of Corporate Units or Treasury Units may also satisfy their obligations, or their obligations will be terminated, under the purchase contracts as follows:

  . through early settlement as described under "Can I settle the purchase contract early?" above;

  . if the initial remarketing attempt has failed, through cash settlement prior to the final remarketing date in the case of holders of Corporate Units, unless the Treasury portfolio has replaced the senior notes as a part of the Corporate Units, by notifying the purchase contract agent on or prior to the fifth business day prior to February 16, 2006 and delivering the cash payment required under the related purchase contracts on or prior to the fourth business day immediately prior to February 16, 2006;

  . through the automatic application of the proceeds of the Treasury securities in the case of the Treasury Units or proceeds from the Treasury portfolio equal to the principal amount of the senior notes in the case of Corporate Units if the Treasury portfolio has replaced the senior notes as a component of the Corporate Units;

  . through exercise of the put right as described under "What happens if the senior notes are not successfully remarketed?", if no successful remarketing has occurred and none of the above events has taken place; or,

  . without any further action, upon the termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization.

   If the holder of a Corporate Unit or Treasury Unit settles a purchase contract early (other than in a cash merger early settlement), or if the holder's purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will have no right to receive any accrued contract adjustment payments.

What interest payments will I receive on the senior notes?

   Interest on the senior notes will be payable quarterly in arrears initially at the annual rate of 3.6% per annum to, but excluding, the reset effective date, which will be the third business day following the date on which a remarketing of the senior notes is successfully completed. Following a reset of the interest rate, interest will be payable on the senior notes at the reset rate from and including the reset effective date to, but excluding, February 16, 2008. If there is not a successful remarketing of the senior notes, the interest rate will not be reset and the senior notes will continue to bear interest at the initial interest rate.

What are the interest payment dates on the senior notes?

   The interest payment dates on the senior notes are February 16, May 16, August 16 and November 16 of each year, commencing February 16, 2003 and ending on the maturity date of the senior notes.

When will the interest rate on the senior notes be reset and what is the reset rate?

   Unless a special event redemption has occurred, the interest rate on the senior notes will be reset on the date of a successful remarketing and the reset rate will become effective three business days thereafter. The reset rate will be the interest rate determined by the remarketing agent as the rate the senior notes should bear in order for the senior notes included in the Corporate Units to have an approximate aggregate market value on the remarketing date of 100.25% of the Treasury portfolio purchase price, in the case of a remarketing prior to the final remarketing date, or 100.25% of the aggregate principal amount of the senior notes, in the case of the final remarketing. The interest rate on the senior notes will not be reset if there is not a successful remarketing. The reset rate may not exceed the maximum rate, if any, permitted by applicable law.

When may the senior notes be redeemed?

   The senior notes are redeemable at our option, in whole but not in part, upon the occurrence and continuation of a tax event or an accounting event at any time prior to the earlier of the date of a successful remarketing and the purchase contract settlement date, as described in this prospectus supplement under "Description of the Senior Notes--Optional Redemption--Special Event". Following any such redemption of the senior notes, which we refer to as a special event redemption, the redemption price for the senior notes that are a component of Corporate Units will be paid to the collateral agent who will purchase the Treasury portfolio and remit any remaining proceeds to the holders. Thereafter, the applicable ownership interest in the Treasury portfolio will replace the senior notes as a component of the Corporate Units and will be pledged to us through the collateral agent. Holders of senior notes that are not a component of Corporate Units will receive the redemption price paid in such special event redemption.

What is the ranking of the senior notes?

   The senior notes will rank equally with all of our other unsecured and unsubordinated obligations. The indenture under which the senior notes will be issued will not limit our ability to issue or incur other unsecured debt or issue preferred stock. See "Debt Securities--General" in the accompanying prospectus.

What are the principal United States federal income tax consequences related to Corporate Units, Treasury Units and senior notes?

   A beneficial owner of Corporate Units or senior notes, if separated from Corporate Units, will be treated as owning an interest in a debt instrument that should be subject to the Treasury regulations that govern contingent payment debt instruments. If the senior notes are subject to these rules, until November 16, 2005, and possibly thereafter, a holder will be required to include in gross income an amount in excess of the interest actually received, regardless of the holder's usual method of tax accounting, and a holder will generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or disposition of senior notes (including upon a successful remarketing) or Corporate Units, to the extent such income or loss is allocable to the senior notes. A beneficial owner of Treasury Units will generally be required to include in gross income any original issue discount with respect to the Treasury securities as it accrues on a constant yield to maturity basis. If the Treasury portfolio has replaced the senior notes as a component of Corporate Units as a result of a successful remarketing of the senior notes or a special event redemption, a beneficial owner of Corporate Units will generally be required to include in gross income its allocable share of original issue discount on the Treasury portfolio as it accrues on a constant yield to maturity basis. We intend to report contract adjustment payments as income to you, but you may want to consult your tax advisor concerning possible alternative characterizations.

FOR ADDITIONAL INFORMATION, SEE "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" IN THIS PROSPECTUS SUPPLEMENT, STARTING ON PAGE S-51.

What are the rights and privileges of the common stock?

   The shares of our common stock that you will be obligated to purchase under the purchase contracts have one vote per share. For more information, please see the discussion of our common stock in this prospectus supplement under the heading "Risk Factors," and in the accompanying prospectus under the heading "Common Stock."

                      THE OFFERING--EXPLANATORY DIAGRAMS

   The following diagrams demonstrate some of the key features of the purchase contracts, senior notes, Corporate Units and Treasury Units, and the transformation of Corporate Units into Treasury Units and senior notes.

   The following diagrams assume that the senior notes are successfully remarketed and the interest rate on the senior notes is reset on the third business day immediately preceding the purchase contract settlement date.

Purchase Contract

   Corporate Units and Treasury Units both include a purchase contract under which the holder agrees to purchase shares of our common stock on the purchase contract settlement date. In addition, these purchase contracts include unsecured contract adjustment payments as shown in the diagrams on the following pages.

                                  [FLOW CHART]

                      The Offering - Explanatory Diagrams
--------
Notes:
(1)If the applicable market value of our common stock is less than or equal to the reference price of $28.78, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $50 by the reference price.
(2)If the applicable market value of our common stock is between the reference price and the threshold appreciation price of $35.69, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $50 by the applicable market value.
(3)If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $50 by the threshold appreciation price of $35.69.
(4)The reference price is the last reported sale price of our common stock on the New York Stock Exchange on December 11, 2002.
(5)The threshold appreciation price represents a 24% appreciation over the reference price.
(6)The "applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date.

Corporate Units

   A Corporate Unit consists of two components as described below:

                 Purchase Contract           Senior Note
                -------------------  --------------------------
                  (Owed to Holder)
                    Common Stock          (Owed to Holder)
                         +                    Interest
                Contract Adjustment        3.6% per annum
                      Payments             paid quarterly
                   3.4% per annum    (at reset rate following a
                   paid quarterly      successful remarketing)

                  (Owed to Baxter)        (Owed to Holder)

                 $50 at Settlement         $50 at Maturity
                (February 16, 2006)      (February 16, 2008)

   The holder of a Corporate Unit owns the senior note that forms a part of the Corporate Unit but will pledge it to us to secure its obligation under the related purchase contract.

   The foregoing analysis assumes the senior notes are successfully remarketed on the third business day immediately preceding February 16, 2006. If the remarketing were to be successful prior to such date, following the remarketing of the senior notes, the applicable ownership interest in the Treasury portfolio will replace the senior note as a component of the Corporate Unit and the reset rate would be effective three business days following the successful remarketing.

   If the Treasury portfolio has replaced the senior notes as a result of a special event redemption prior to February 16, 2006, the applicable ownership interest in the Treasury portfolio will also replace the senior note as a component of the Corporate Unit.

Treasury Units

   A Treasury Unit consists of two components as described below:

                     Purchase Contract    Treasury Security
                    -------------------  ------------------
                      (Owed to Holder)
                        Common Stock
                             +
                    Contract Adjustment
                          Payments
                       3.4% per annum
                       paid quarterly

                      (Owed to Baxter)    (Owed to Holder)

                     $50 at Settlement     $50 at Maturity
                    (February 16, 2006)  (February 15, 2006)

   The holder owns the Treasury security that forms a part of the Treasury Unit but will pledge it to us through the collateral agent to secure its obligations under the related purchase contract. Unless the purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization or the holder recreates a Corporate Unit, the Treasury security will be used to satisfy the holder's obligation under the related purchase contract.

   Treasury Units can only be created with integral multiples of 20 Corporate Units.

Senior Notes

   Senior notes have the terms described below:
                                  Senior Note
                           --------------------------
                                (Owed to Holder)
                                    Interest
                                 3.6% per annum
                                 paid quarterly

                           (at reset rate following a
                            successful remarketing)
                                (Owed to Holder)


                                $50 at Maturity
                              (February 16, 2008)

Transforming Corporate Units into Treasury Units and senior notes

  . To create a Treasury Unit, a holder separates a Corporate Unit into its components--the purchase contract and the senior note, and then combines the purchase contract with a Treasury security that matures on the day immediately preceding the purchase contract settlement date.

  . The Treasury security together with the purchase contract constitutes a Treasury Unit. The senior note, which is no longer a component of the Corporate Unit, is released to the holder and is tradable as a separate security.

  . A holder owns the Treasury security that forms a part of the Treasury Unit but will pledge it to us through the collateral agent to secure its obligation under the related purchase contract.

                                  [FLOW CHART]

        Transforming Corporate Units into Treasury Units and senior notes

   Following the successful remarketing of the senior notes on the initial remarketing date or a special event redemption, the applicable ownership interest in the Treasury portfolio, rather than the senior note, will be released to the holder upon the transformation of a Corporate Unit into a Treasury Unit and will be tradable separately.

   The holder can also transform Treasury Units and senior notes (or, following a successful remarketing of the senior notes on the initial remarketing date or a special event redemption, the applicable ownership interest in the Treasury portfolio) into Corporate Units. Following that transformation, the Treasury security, which will no longer be a component of the Treasury Unit, will be released to the holder and will be tradable as a separate security.

   Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the transformation of Corporate Units into Treasury Units requires integral multiples of 20 Corporate Units, and the transformation of Treasury Units into Corporate Units also requires multiples of 20 Treasury Units. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the transformation of Corporate Units into Treasury Units requires integral multiples of 20,000 Corporate Units, and the transformation of Treasury Units into Corporate Units requires integral multiples of 20,000 Treasury Units.

                                 RISK FACTORS

   Before purchasing the Equity Units, you should carefully consider the following risk factors as well as the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in order to evaluate an investment in the Equity Units.

You assume the risk that the market value of our common stock may decline.

   Although as a holder of Corporate Units or Treasury Units you will be the beneficial owner of the related senior notes, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, you do have an obligation to buy shares of our common stock pursuant to the purchase contract that is a part of the Corporate Units and Treasury Units. On February 16, 2006, unless you pay cash to satisfy your obligation under the purchase contract or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, (i) in the case of Corporate Units, either (x) the principal of the appropriate applicable ownership interest in the Treasury portfolio when paid at maturity or (y) either the proceeds derived from the successful remarketing of the senior notes or, if no successful remarketing has occurred, the put price paid upon the automatic put of the senior notes to us, or (ii) in the case of Treasury Units, the principal of the related Treasury securities when paid at maturity, will automatically be used to purchase a specified number of shares of our common stock on your behalf.

   The number of shares of our common stock that you will receive upon the settlement of a purchase contract is not fixed but instead will depend on the average of the closing price per share of our common stock on the 20 consecutive trading days ending on the third trading day immediately preceding February 16, 2006, which we refer to as the applicable market value. There can be no assurance that the market value of common stock received by you on the purchase contract settlement date will be equal to or greater than the price per share paid by you for our common stock. If the applicable market value of the common stock is less than $28.78, the market value of the common stock issued to you pursuant to each purchase contract on February 16, 2006 (assuming that the market value is the same as the applicable market value of the common stock) will be less than the effective price per share paid by you for the common stock on the date of issuance of the Equity Units. Accordingly, you assume the risk that the market value of the common stock may decline, and that the decline could be substantial.

The opportunity for equity appreciation provided by an investment in the Equity Units is less than that provided by a direct investment in our common stock.

   Your opportunity for equity appreciation afforded by investing in the Equity Units is less than your opportunity for equity appreciation if you directly invested in our common stock. This opportunity is less because the market value of the common stock to be received by you pursuant to the purchase contract on February 16, 2006 (assuming that the market value is the same as the applicable market value of the common stock) will only exceed the price per share paid by you for our common stock on the purchase contract settlement date if the applicable market value of the common stock exceeds the threshold appreciation price (which represents an appreciation of 24% over $28.78). If the applicable market value of our common stock exceeds the reference price but falls below the threshold appreciation price, you realize no equity appreciation of the common stock for the period during which you own the purchase contract. Furthermore, if the applicable market value of our common stock equals or exceeds the threshold appreciation price, you would receive on February 16, 2006 only approximately 80.65% of the value of the shares of common stock you could have purchased with $50 at the reported last sale price of our common stock on the date of issuance of the Equity Units.

The trading prices for the Corporate Units and Treasury Units will be directly affected by the trading prices of our common stock.

   The trading prices of Corporate Units and Treasury Units in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of the common stock or interest rates will rise or fall. Trading prices of the common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the Equity Units, or the perception that such sales could occur, could affect the price of our common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the purchase contracts and of the other components of the Equity Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units, Treasury Units, senior notes and our common stock.

If you hold Corporate Units or Treasury Units, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

   If you hold Corporate Units or Treasury Units, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock in exchange for Corporate Units or Treasury Units on February 16, 2006, or as a result of early settlement, as the case may be, and the applicable record date, if any, for the exercise of rights occurs after that date. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

   The number of shares of common stock that you are entitled to receive on February 16, 2006 or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions by us that modify our capital structure. We will not adjust the number of shares of common stock that you are to receive on February 16, 2006, or as a result of early settlement of a purchase contract for other events, including offerings of common stock for cash by us or in connection with acquisitions. We are not restricted from issuing additional common stock during the term of the purchase contracts and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares to be received on February 16, 2006 to the price of the common stock, such other events may adversely affect the trading price of the Corporate Units or Treasury Units.

The secondary market for the Corporate Units, Treasury Units or senior notes may be illiquid.

   It is not possible to predict how Corporate Units, Treasury Units or senior notes will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for either our Corporate Units, Treasury Units or senior notes. The Corporate Units have been approved for listing on the New York Stock Exchange under the symbol "BAX Pr," subject to official notice of issuance. If the Treasury Units or the senior notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will try to list the Treasury Units or the senior notes on the same exchange as the Corporate Units. There can be no assurance as to the liquidity of any market that may develop for the Corporate Units, the Treasury Units or the senior notes, your ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event you were to substitute Treasury securities for senior notes or senior notes for Treasury securities, thereby converting your Treasury Units to Corporate Units or your Corporate Units to Treasury Units, as the case may be, the liquidity of Corporate Units or Treasury Units could be adversely affected. There can be no assurance that the Corporate Units will not be delisted from the New York Stock Exchange or that trading in the Corporate Units will not be suspended as a result of your election to create Treasury Units by substituting collateral, which could cause the number of Corporate Units to fall below the requirement for listing securities on the New York Stock Exchange.

Your rights to the pledged securities will be subject to our security interest.

   Although you will be the beneficial owner of the related senior notes, Treasury securities or applicable ownership interest in the Treasury portfolio, as applicable, those securities will be pledged to us through the collateral agent to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts, in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay under Section 362 of the Bankruptcy Code and claims arising out of the senior notes, like all other claims in bankruptcy proceedings, will be subject to the equitable jurisdiction and powers of the bankruptcy court.

We may redeem the senior notes upon the occurrence of a special event.

   We have the option to redeem the senior notes, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part at any time before the earlier of the date of a successful remarketing of the senior notes underlying the Corporate Units and the purchase contract settlement date, if a special event occurs and continues under the circumstances described in this prospectus supplement, which we call a special event redemption. If we exercise this option to redeem the senior notes, we will pay the redemption price, as described herein, in cash to the holders of the senior notes. The redemption price payable to you as a holder of Corporate Units will be distributed to the collateral agent, who in turn will apply a portion of the redemption price to purchase the Treasury portfolio on your behalf, and will remit the remainder of the redemption price, if any, to you, and the Treasury portfolio will be substituted for the senior notes as collateral to secure your obligations under the purchase contracts related to the Corporate Units. If your senior notes are not components of Corporate Units, you will receive the redemption payment directly. There can be no assurance as to the effect on the market price for the Corporate Units if we substitute the Treasury portfolio as collateral in place of any senior notes so redeemed. A special event redemption will be a taxable event to the holders of the senior notes.

The United States federal income tax consequences of the purchase, ownership and disposition of the Equity Units are unclear.

   No statutory, judicial or administrative authority directly addresses the treatment of the Equity Units or instruments similar to the Equity Units for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of Equity Units are not entirely clear. In addition, any gain on a disposition of a senior note prior to the date six months after the interest rate on the senior notes is reset will generally be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For additional tax-related risks, see "Certain United States Federal Income Tax Consequences-Senior Notes" in this prospectus supplement.

The purchase contract agreement will not be qualified under the Trust Indenture Act and the obligations of the purchase contract agent are limited.

   The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The senior notes constituting a part of the Corporate Units will be issued pursuant to an indenture, which will be qualified under the Trust Indenture Act. Accordingly, if you hold Corporate Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the senior notes included in the Corporate Units. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

  . disqualification of the indenture trustee for "conflicting interests," as defined under the Trust Indenture Act;

  . provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

  . the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

You will be required to accrue original issue discount on the senior notes for United States federal income tax purposes.

   Because of the manner in which the interest rate on the senior notes is reset, the senior notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount for United States federal income tax purposes. Assuming that the senior notes are so treated, you will be required to accrue original issue discount on the senior notes in your gross income on a constant yield-to-maturity basis, regardless of your usual method of tax accounting. For all accrual periods ending on or prior to November 16, 2005, and possibly thereafter, the original issue discount that accrues on the senior notes will exceed the stated interest payments on the senior notes. In addition, any gain on the disposition of a senior note prior to the date six months after the interest rate on the senior notes is reset will generally be treated as ordinary interest income; thus, the ability to offset this interest income with a loss, if any, on a purchase contract may be limited. For additional tax-related risks relating to the senior notes, see "Certain United States Federal Income Tax Consequences--Senior Notes" in this prospectus supplement.

The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

   The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income, and to add this amount to your adjusted tax basis in the senior notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.

We are a holding company with no significant business operations of our own, and our ability to meet our obligations are dependent upon dividends from our subsidiaries.

   We are a holding company and conduct all of our business operations through our subsidiaries. Our ability to meet our obligations to pay you interest payments on the senior notes, contract adjustment payments on the Equity Units, or to make payment to you upon your exercise of the put right following a failed remarketing will be dependent on the earnings of our respective subsidiaries and the payment of those earnings to us, in the form of dividends, loans or advances and through repayment of loans or advances from us. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to statutory or contractual restrictions. Our subsidiaries have no obligation to pay any amounts due on the senior notes.

                                USE OF PROCEEDS

   Our net proceeds, after deducting underwriting discounts and commissions, from the sale of 22,000,000 Equity Units will be approximately $1.067 billion ($1.213 billion if the underwriters' over-allotment option is exercised in full). In addition, we expect to receive net proceeds of approximately $360 million from our concurrent offering of shares of common stock, after deducting underwriting discounts and commissions ($414 million if the underwriters' over-allotment option is exercised in full). We intend to use approximately $400 million of the total net proceeds to fund already-announced acquisitions, including the pending acquisition of ESI Lederle, the remaining net proceeds primarily to settle certain forward purchase agreements related to our common stock and the remainder to retire a portion of our existing indebtedness. Certain of the counterparties to the forward purchase agreements are underwriters for this offering.

                    COMMON STOCK PRICE RANGE AND DIVIDENDS

   Our common stock is traded on the New York Stock Exchange under the symbol "BAX." The following table sets forth the reported high and low sales prices for our common stock as quoted by the New York Stock Exchange and the dividends declared per share of common stock for the periods indicated as adjusted for our stock split in May 2001:

                                                  Price Range     Common
                                                 ------------- Dividend Per
                                                  High   Low      Share
                                                 ------ ------ ------------
     2000
      First Quarter............................. 33.780 25.910    0.000
      Second Quarter............................ 36.000 28.220    0.000
      Third Quarter............................. 42.380 34.750    0.000
      Fourth Quarter............................ 44.310 37.880    0.582
     2001
      First Quarter............................. 47.600 40.750    0.000
      Second Quarter............................ 54.000 43.950    0.000
      Third Quarter............................. 55.050 47.500    0.000
      Fourth Quarter............................ 55.500 45.950    0.582
     2002
      First Quarter............................. 59.600 51.430    0.000
      Second Quarter............................ 59.480 44.090    0.000
      Third Quarter............................. 43.410 30.550    0.000
      Fourth Quarter (through December 11, 2002) 32.090 24.070      *

   The last reported sale price for our common stock on the New York Stock Exchange on December 11, 2002 was $28.78 per share.

   /*/On November 18, 2002 our board of directors declared a dividend of $0.582 per share, payable on January 6, 2003 to holders of record as of the close of business on December 13, 2002. Because we will issue the shares of our common stock to be sold in the concurrent common stock offering after December 13, 2002, investors in that offering will not be entitled to the dividend payment on January 6, 2003. Our dividend decisions are based on and affected by a number of factors, including our operating requirements and the impact of regulatory restrictions.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratio of earnings to fixed charges for the years and periods indicated:

                                        Nine Months
                                          Ended              Year Ended
                                        September 30,       December 31,
                                        ------------- ------------------------
                                        2002    2001  2001 2000 1999 1998 1997
                                         -----  ----  ---- ---- ---- ---- ----
     Ratio of earnings to fixed charges 11.22   8.98  6.67 6.54 7.80 3.75 3.94

   Excluding the following significant unusual charges, the ratio of earnings to fixed charges was 11.73, 9.49, 8.24, 6.08 and 5.08 in 2002, 2001, 2000, 1998
and 1997, respectively:

  . Nine months ended September 30, 2002: $51 million charge for in-process research and development (IPR&D).
  . Year ended December 31, 2001: $280 million charge for IPR&D and acquisition-related costs, $189 million charge relating to discontinuing the A, AF and AX series dialyzers, both of which were recorded during the fourth quarter of the year.
  . Year ended December 31, 2000: $286 million charge for IPR&D and acquisition-related costs.
  . Year ended December 31, 1998: $116 million IPR&D charge, $178 million net litigation charge, $122 million exit and reorganization costs charge.
  .  Year ended December 31, 1997: $220 million charge for IPR&D.

   For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes, cumulative effect of accounting change and fixed charges. "Fixed charges" consist of interest expense, capitalized interest, amortization of debt expense and an imputed interest component for rental expense.

                        SELECTED FINANCIAL INFORMATION

   The selected financial data for each of the years during the five year period ended December 31, 2001 were derived from our audited consolidated financial statements which have been examined and reported upon by PricewaterhouseCoopers LLP, independent public accountants. The selected financial data at and for the nine months ended September 30, 2002 and 2001 were derived from our unaudited consolidated financial statements which have been reviewed by PricewaterhouseCoopers LLP, independent public accountants, and include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operations as of that date and for that period.

   The table below reflects our consolidated financial position and results of operations. All material intercompany transactions and balances have been eliminated. Our board of directors declared a two-for-one stock split effected in the form of a 100% stock dividend distributed on May 30, 2001 to stockholders of record as of May 9, 2001. All share and per share data have been adjusted and restated to reflect the effect of the split.

   You should read the following amounts in conjunction with our consolidated financial statements and the related notes that are incorporated in this prospectus supplement by reference.

                                            Nine Months
                                               Ended
                                           September 30,                Year Ended December 31,
                                         ----------------      -----------------------------------------
                                         2002(1)       2001    2001(2) 2000(3),(4)  1999  1998(5) 1997(6)
                                         -------      -----    ------- ----------- -----  ------- -------
Operating Results (in millions)
Net sales............................... $ 6,074      5,527     7,663     6,896    6,380   5,706   5,259
Income from continuing operations before
 cumulative effect of accounting change. $   769        739       664       738      779     275     371
Depreciation and amortization........... $   332        328       441       405      372     344     318
Research and development expenses(7).... $   360        312       427       379      332     323     339
Balance Sheet and Cash Flow Information
 (in millions)
Capital expenditures.................... $   578        493       787       648      631     556     454
Total assets............................ $11,167      9,663    10,343     8,733    9,644   9,873   8,511
Long-term debt and lease obligations.... $ 2,935      2,576     2,486     1,726    2,601   3,096   2,635
Cash flows from continuing operations... $   417        361     1,149     1,233      977     837     472
Cash flows from discontinued operation.. $    --         --        --       (19)     106     102      86
Cash flows from investing activities.... $  (666)      (750)   (1,592)   (1,053)    (735)   (872) (1,083)
Cash flows from financing activities.... $   (84)       274       469      (120)    (445)    173     265
Common Stock Information(8)
Average number of common shares
 outstanding (in millions)(9)...........     602        589       590       585      579     567     555
Income from continuing operations per
 common share
   Basic................................ $  1.28       1.25      1.13      1.26     1.34    0.49    0.67
   Diluted.............................. $  1.24       1.22      1.09      1.24     1.32    0.48    0.66
Cash dividends declared per common share $    --         --     0.582     0.582    0.582   0.582   0.569
Other Information
Net-debt-to-capital ratio(10)...........    39.6%      42.7%     35.9%     40.1%    40.2%   48.4%   46.9%
"Operational cash flow" from continuing
 operations (in millions)(11)........... $  (146)       (81)      503       588      588     379     153

--------
 (1)Income from continuing operations includes a charge for in-process research and development expense of $51 million.
 (2)Income from continuing operations includes charges for in-process research and development and acquisition-related costs and the company's A, AF and AX series dialyzers of $280 million and $189 million, respectively.
 (3)Income from continuing operations includes a charge for in-process research and development and acquisition-related costs of $286 million.
 (4)Certain balance sheet and other data are affected by the spin-off of Edwards Lifesciences Corporation in 2000.
 (5)Income from continuing operations includes charges for in-process research and development, net litigation, and exit and other reorganization costs of $116 million, $178 million and $122 million, respectively.

 (6)Income from continuing operations includes a charge for in-process research and development of $220 million.
 (7)Excludes charges for in-process research and development, as noted above.
 (8)All share and per share data have been restated for our two-for-one stock split.
 (9)Excludes common stock equivalents.
(10)The net-debt-to-capital ratio represents net debt (short-term and long-term debt and lease obligations, net of cash and equivalents) divided by capital (the total of net debt and stockholders' equity). Management uses this ratio to assess and optimize the company's capital structure.The net-debt-to-capital ratio, as defined, is not a measurement of capital structure under generally accepted accounting principles (GAAP).
(11)Management assesses the company's liquidity in terms of its overall ability to mobilize cash to support ongoing business levels and to fund its growth. Management uses an internal performance measure called "operational cash flow" that evaluates each operating business and geographic region on all aspects of cash flow under its direct control. Operational cash flow represents cash flows from continuing operations plus capital expenditures, after-tax net interest, and other items (including mammary implant litigation). Operational cash flow is not a measurement of liquidity under GAAP and should not be considered an alternative to cash flows from continuing operations, as determined in accordance with GAAP, as a measurement of our liquidity. Operational cash flows are not necessarily comparable with similarly titled measures for other companies.

   The following table reconciles cash flow provided by operations, as determined by GAAP, to operational cash flow, which is not a measure defined by GAAP.

                                          Nine Months
                                             Ended
                                         September 30,       Year Ended December 31,
                                         ------------  -----------------------------------
                                          2002   2001   2001    2000    1999   1998   1997
                                         -----  -----  ------  ------  -----  -----  -----
(in millions)
Cash flows from operations per
 the company's condensed
 consolidated statements of cash flows.. $ 417  $ 361  $1,149  $1,233  $ 977  $ 837  $ 472
Capital expenditures....................  (578)  (493)   (787)   (648)  (631)  (556)  (454)
Net interest after tax..................    32     33      54      51     52     74     78
Other, including mammary
 implant litigation.....................   (17)    18      87     (48)   190     24     57
Operational cash flow from continuing
 operations............................. $(146) $ (81) $  503  $  588  $ 588  $ 379  $ 153

                             ACCOUNTING TREATMENT

   The net proceeds from the sale of the Corporate Units will be allocated between the purchase contracts and the senior notes in proportion to their respective fair market values at the time of issuance. The present value of the Corporate Units contract adjustment payments will be initially charged to stockholders' equity, with an offsetting credit to liabilities. This liability is accreted over three years by interest charges to the income statement based on a constant rate calculation. Subsequent contract adjustment payments reduce this liability.

   The purchase contracts are forward transactions in our common stock. Upon settlement of each purchase contract, we will receive $50 on the purchase contract and will issue the requisite number of shares of our common stock. The $50 that we receive will be credited to stockholders' equity.

   Before the issuance of our common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share (based on the settlement formula applied at the end of the reporting period) is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above $35.69.

   The Financial Accounting Standards Board ("FASB") has issued an exposure draft entitled "Accounting for Financial Instruments with Characteristics of Liabilities, Equity or Both." Under the proposed Statement, some financial instruments indexed to an issuer's own stock that are currently recorded in the stockholders' equity section of the issuer's balance sheet would be accounted for as a derivative instrument under the provisions of FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The proposed Statement would be effective for fiscal years beginning after June 15, 2002. However, due to unresolved issues raised during the Board's redeliberations, the FASB has communicated its plans to issue a limited-scope Statement in early 2003 that will address certain financial instruments, but will defer issuance of a standard addressing compound financial instruments, including instruments such as the Equity Units, to a second phase of the overall project. The FASB's ultimate conclusions with respect to the accounting for financial instruments with characteristics of liabilities, equity or both could result in the purchase contracts being accounted for as derivative instruments, with the contracts recorded at fair value and changes in fair value recorded in earnings. The FASB could also re-examine the method in which the Equity Units are included in an issuer's diluted earnings per share calculation.

   The Emerging Issues Task Force ("EITF") of the FASB is also considering an issue related to the accounting for certain securities and financial instruments, including securities such as the Equity Units. One proposal being considered under this issue, if adopted, could result in instruments like the purchase contracts being accounted for as derivative instruments pursuant to the provisions of FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Under these provisions the changes in fair value of such instruments would be recorded as an adjustment to the instruments' carrying value with an offsetting adjustment to earnings. Another proposal under consideration would not alter the accounting for the purchase contracts discussed herein. As part of its deliberations on this topic, the EITF may also choose to expand this issue's scope to include consideration of whether instruments such as the Equity Units should be accounted for on a combined basis, or continue to be accounted for as separate instruments. A scope expansion of this nature may also examine the method in which the Equity Units are included in an issuer's diluted earnings per share calculation. The FASB's conclusions on the exposure draft discussed in the preceding paragraph may affect any consensus of the EITF.

   At this time, the ultimate outcome of the deliberations referred to above, the timing of the issuance of a FASB Standard or an EITF Consensus, and their effect on the financial statements is uncertain.

                        DESCRIPTION OF THE EQUITY UNITS

   The following is a summary of the terms of the Equity Units. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of all of the material terms of the Equity Units but is not necessarily complete. We refer you to the copies of those documents which have been or will be filed and incorporated by reference in the registration statement of which this prospectus supplement and accompanying prospectus form a part. This summary supplements the description of the stock purchase units in the accompanying prospectus, and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

   We will issue the Equity Units under the purchase contract agreement between us and Bank One Trust Company, N.A., who we refer to as the purchase contract agent. Equity Units may be either Corporate Units or Treasury Units. The Equity Units will initially consist of 22,000,000 Corporate Units (or 25,000,000 Corporate Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $50.

Corporate Units

   Each Corporate Unit will consist of a unit comprising:

    (a)a purchase contract under which

       (1)the holder will agree to purchase from us, and we will agree to sell to the holder, not later than February 16, 2006, which we refer to as the purchase contract settlement date, for $50 in cash, a number of newly issued shares of our common stock equal to the settlement rate described below under "Description of the Purchase Contracts--Purchase of Common Stock," subject to anti-dilution adjustments, and

       (2)we will pay the holder quarterly contract adjustment payments at the rate of 3.4% per year on the stated amount of $50 or $1.70 per year, and

    (b)either:

       (1)a senior note issued by us having a $50 principal amount, or

       (2)following a successful remarketing of the senior notes prior to the third business day immediately preceding the purchase contract settlement date, or the occurrence of a special event redemption, the applicable ownership interest in a portfolio of U.S. Treasury securities, which we refer to as the Treasury portfolio.

   "Applicable ownership interest" means, with respect to a Corporate Unit and the U.S. Treasury securities in the Treasury portfolio,

       (1)a 5% undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that matures on or prior to February 15, 2006, and

       (2)for the scheduled interest payment date on the senior notes that occurs on February 16, 2006, in the case of a successful remarketing of the senior note included in that Corporate Unit prior to the third business day immediately preceding the purchase contract settlement date, or for each scheduled interest payment date on the senior notes after the date of a special event redemption and on or before the purchase contract settlement date, in the case of a special event redemption, a 0.0450% undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that mature on or prior to the business day immediately preceding such payment date.

   The purchase price of each Equity Unit will be allocated between the related purchase contract and the related senior note in proportion to their respective fair market values at the time of issuance. We expect that, at the time of issuance, the fair market value of each senior note will be $50 and the fair market value of each purchase contract will be $0.00. This position generally will be binding on each beneficial owner of each Equity Unit but not on the IRS.

   As long as a unit is in the form of a Corporate Unit, your senior note or the appropriate applicable ownership interest in the Treasury portfolio, as applicable, forming a part of the Corporate Unit will be pledged to us through the collateral agent to secure your obligation to purchase common stock under the related purchase contract.

Creating Treasury Units

   Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units as a result of a successful remarketing prior to the third business day preceding February 16, 2006 or a special event redemption prior to February 16, 2006, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding the purchase contract settlement date, to substitute for the related senior notes held by the collateral agent, zero-coupon Treasury securities that mature on February 15, 2006 (CUSIP No. 912803AJ2), which we refer to as a Treasury security, in a total principal amount at maturity equal to the aggregate principal amount of the senior notes for which substitution is being made.

   Because Treasury securities are issued in integral multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 20 Corporate Units.

   If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Corporate Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to substitute Treasury securities for the applicable ownership interest in the Treasury portfolio as a component of the Corporate Unit, but holders of Corporate Units can only make this substitution in integral multiples of 20,000 Corporate Units. Each of these substitutions will create Treasury Units, and the applicable senior notes or applicable ownership interest in the Treasury portfolio will be released to the holder and be separately tradable from the Treasury Units.

   Each Treasury Unit will consist of a unit with a stated amount of $50 comprising:

    (a)a purchase contract under which

       (1)the holder will agree to purchase from us, and we will agree to sell to the holder, not later than the purchase contract settlement date, for $50 in cash, a number of newly issued shares of our common stock equal to the settlement rate, subject to anti-dilution adjustments, and

       (2)we will pay the holder quarterly contract adjustment payments at the rate of 3.4% per year on the stated amount of $50, or $1.70 per year, and

    (b)a 5% undivided beneficial interest in a Treasury security with a principal amount of $1,000.

   To create 20 Treasury Units, unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the Corporate Unit holder will:

      . deposit with the collateral agent a Treasury security that has a principal amount at maturity of $1,000 which must be purchased in the open market at the Corporate Unit holder's expense, and

      . transfer 20 Corporate Units to the purchase contract agent accompanied by a notice stating that the holder has deposited a Treasury security with the collateral agent and requesting the release to the holder of the senior notes relating to the 20 Corporate Units.

   Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related senior notes from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent then will:

  .  cancel the 20 Corporate Units,

  .  transfer the related senior notes to the holder, and

  .  deliver 20 Treasury Units to the holder.

   The Treasury security will be substituted for the senior notes and will be pledged to us through the collateral agent to secure the holder's obligation to purchase common stock under the related purchase contracts. The related senior notes released to the holder thereafter will trade separately from the resulting Treasury Units.

   If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the Corporate Unit holder will follow the same procedure to create a Treasury Unit, except the holder will have to deposit integral multiples of 20,000 Corporate Units.

Recreating Corporate Units

   Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, each holder of Treasury Units will have the right at any time on or prior to the fifth business day immediately preceding the purchase contract settlement date, to substitute for the related Treasury securities held by the collateral agent, the senior notes having a principal amount equal to the aggregate principal amount at stated maturity of the Treasury securities for which substitution is being made.

   Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units.

   If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Treasury Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to substitute the applicable ownership interests in the Treasury portfolio for the Treasury securities that were a component of the Treasury Units, but holders of Treasury Units can only make this substitution in integral multiples of 20,000 Treasury Units.

   Each of these substitutions will recreate Corporate Units, and the applicable Treasury securities will be released to the holder and be separately tradable from the Corporate Units.

   To create 20 Corporate Units, unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the Treasury Unit holder will:

  . deposit with the collateral agent 20 senior notes, which must be purchased in the open market at the holder's expense unless otherwise owned by the holder, and

  . transfer 20 Treasury Unit certificates to the purchase contract agent accompanied by a notice stating that the Treasury Unit holder has deposited 20 senior notes with the collateral agent and requesting the release to the holder of the Treasury security relating to the Treasury Units.

   Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury securities from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then:

  .  cancel the 20 Treasury Units,

  .  transfer the related Treasury security to the holder, and

  .  deliver 20 Corporate Units to the holder.

   The substituted senior notes or the applicable ownership interests in the Treasury portfolio will be pledged to us through the collateral agent to secure the Corporate Unit holder's obligation to purchase common stock under the related purchase contracts.

   If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the Treasury Unit holder will follow the same procedure to create a Corporate Unit, except the holder will have to deposit integral multiples of 20,000 Treasury Units.

   Holders that elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution.

Current Payments

   Holders of Corporate Units will be entitled to receive quarterly cash distributions consisting of interest payments calculated at the rate of 3.6% per year on the senior notes (or distributions on the applicable ownership interest in the Treasury portfolio if the senior notes have been replaced by the Treasury portfolio), and contract adjustment payments payable by us at the rate of 3.4% per year on the stated amount of $50 per Corporate Unit until the earlier of the purchase contract settlement date, the early settlement date (in the case of a cash merger early settlement, as described in "Description of the Purchase Contracts--Early Settlement Upon Cash Merger") and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts. Holders of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 3.4% per year on the stated amount of $50 per Treasury Unit until the earlier of the purchase contract settlement date, the early settlement date (in the case of a cash merger early settlement, as described in "Description of the Purchase Contracts--Early Settlement Upon Cash Merger") and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts. There will be no distributions in respect of the Treasury securities that are a component of the Treasury Units but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the senior notes that were released to them when the Treasury Units were created for as long as they hold the senior notes.

Ranking

   Our obligations with respect to the senior notes will be senior and unsecured and will rank equally with all of our other unsecured and unsubordinated obligations. The indenture under which the senior notes will be issued will not limit our ability to issue or incur other unsecured debt or issue preferred stock. See "Debt Securities" in the accompanying prospectus.

   Our obligations with respect to the contract adjustment payments will be subordinate in right of payment to our senior indebtedness. "Senior indebtedness" with respect to the contract adjustment payments means indebtedness of any kind unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity in right of payment with or subordinate in right of payment to the contract adjustment payments.

Voting and Certain Other Rights

   Holders of purchase contracts forming part of the Corporate Units or Treasury Units, in their capacities as such holders, will have no voting or other rights in respect of the common stock.

Listing of the Securities

   The Corporate Units have been approved for listing on the New York Stock Exchange under the symbol "BAX Pr," subject to official notice of issuance. Unless and until substitution has been made as described in "--Creating Treasury Units" or "--Recreating Corporate Units," neither the senior notes nor the applicable ownership interest in the Treasury portfolio component of a Corporate Unit will trade separately from the Corporate Units. The senior notes or the applicable ownership interest in the Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units. If the Treasury Units or the senior notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will try to list the Treasury Units or the senior notes on the same exchange as the Corporate Units are then listed, including, if applicable, the New York Stock Exchange.

Miscellaneous

   We or our affiliates may from time to time purchase any of the securities offered by this prospectus supplement which are then outstanding by tender, in the open market or by private agreement.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

   This section summarizes some of the terms of the purchase contract agreement, purchase contracts, pledge agreement, remarketing agreement and senior note indenture. The summary should be read together with the purchase contract agreement, pledge agreement, remarketing agreement and senior note indenture, forms of which have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Purchase of Common Stock

   Each purchase contract underlying a Corporate Unit or Treasury Unit will obligate the holder of the purchase contract to purchase, and us to sell, on the purchase contract settlement date, for an amount in cash equal to the stated amount of the Corporate Unit or Treasury Unit, a number of newly issued shares of our common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment under the circumstances described in "--Anti-Dilution Adjustments," as follows:

  . If the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $35.69, the settlement rate will be 1.4011 shares of our common stock, which is equal to the stated amount divided by the threshold appreciation price.

     Accordingly, if the market value for the common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured and the applicable market value is greater than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be higher than the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock. If the applicable market value is the same as the threshold appreciation price, the aggregate market value of the shares issued upon settlement will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

  . If the applicable market value of our common stock is less than the threshold appreciation price but greater than the reference price of $28.78, the settlement rate will be a number of shares of our common stock equal to $50 divided by the applicable market value.

     Accordingly, if the market value for the common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured, but the applicable market value is less than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

  . If the applicable market value of our common stock is less than or equal to the reference price, the settlement rate will be 1.7373 shares of our common stock, which is equal to the stated amount divided by the reference price.

     Accordingly, if the market value for the common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured and the applicable market value is less than the reference price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market price on the purchase contract settlement date is the same as the applicable market value of the common stock. If the applicable market value is the same as the reference price, the aggregate market value of the shares will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

   "Applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, subject to adjustment as set forth in "--Anti-Dilution Adjustments". The reference price is the last reported sale price of our common stock on the New York Stock Exchange on December 11, 2002. The threshold appreciation price represents a 24% appreciation over the reference price.

   "Closing price" of the common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of the common stock on the New York Stock Exchange on that date or, if the common stock is not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which the common stock is so listed. If the common stock is not so listed on a United States national or regional securities exchange, the closing price means the last closing sale price of the common stock as reported by the Nasdaq National Market, or, if the common stock is not so reported, the last quoted bid price for the common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of the common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

   A "trading day" means a day on which the common stock

  . is not suspended from trading on any national or regional securities exchange or association or over-the- counter market at the close of business, and

  . has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

   We will not issue any fractional shares of common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being settled by a holder of Corporate Units or Treasury Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share times the applicable market value.

   On the business day immediately preceding the purchase contract settlement date, unless:

  . a holder of Corporate Units or Treasury Units has settled the related purchase contracts prior to the purchase contract settlement date through the early delivery of cash to the purchase contract agent in the manner described under "--Early Settlement," or "--Early Settlement Upon Cash Merger"

  . a holder of Corporate Units that include senior notes has settled the related purchase contracts with separate cash on the fourth business day immediately preceding the purchase contract settlement date pursuant to prior notice given in the manner described under "--Notice to Settle with Cash," or

  .  an event described under "--Termination" has occurred,

then,

  . in the case of Corporate Units where the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, proceeds equal to the stated amount of $50 per Corporate Unit when paid at maturity, of the appropriate applicable ownership interest of the Treasury portfolio will automatically be applied to satisfy in full the holder's obligation to purchase common stock under the related purchase contracts,

  . in the case of Corporate Units where the Treasury portfolio has not replaced the senior notes as a component of the Corporate Units and there has been a successful final remarketing of the senior notes, the portion of the proceeds from the remarketing equal to the principal amount of the senior notes remarketed will automatically be applied to satisfy in full the holder's obligation to purchase shares of our common stock under the related purchase contracts,

  . in the case of Corporate Units where the Treasury portfolio has not replaced the senior notes as a component of the Corporate Units and there has not been a successful remarketing of the senior notes, (1) if holders of Corporate Units exercise their put right with respect to the related senior notes, $50 of the put price received by the collateral agent or (2) if such holders elect not to exercise their put right, the cash delivered by such holders in settlement of the related purchase contracts, in each case will automatically be applied to satisfy in full the holders' obligation to purchase common stock under the related purchase contracts, and

  . in the case of Treasury Units, the principal amount of the related Treasury securities, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase common stock under the related purchase contracts.

   The common stock will then be issued and delivered to the holder or the holder's designee, upon presentation and surrender of the certificate evidencing the Corporate Units or Treasury Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

   Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will be deemed to have:

  . irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the pledge agreement and to have agreed to perform its obligations thereunder for so long as the holder remains a holder of the Corporate Units or Treasury Units, and

  . duly appointed the purchase contract agent as the holder's attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on behalf of and in the name of the holder.

   In addition, each beneficial owner of Corporate Units or Treasury Units, by acceptance of the beneficial interest therein, will be deemed to have agreed to treat:

  . itself as the owner of the related senior notes, applicable ownership interests in the Treasury portfolio or the Treasury securities, as the case may be, and

  . the senior notes as indebtedness for all United States federal income tax purposes.

Remarketing

   Pursuant to the remarketing agreement among us, the purchase contract agent and the remarketing agent to be appointed thereunder, and subject to the terms of the remarketing agreement, unless a special event redemption has occurred, the senior notes held by Corporate Unit holders as part of a Corporate Unit will be remarketed on the third business day immediately preceding November 16, 2005 (the date three months prior to the purchase contract settlement date), which we refer to as the initial remarketing date.

   The remarketing agent will use its reasonable efforts to obtain a price for the remarketed senior notes of approximately 100.25% of the purchase price for the Treasury portfolio described below. To obtain that price, the remarketing agent may reset the interest rate on the senior notes, as described under "Description of Notes".

   Following a successful remarketing of the senior notes on the initial remarketing date, the portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio consisting of:

  . U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to February 15, 2006 in an aggregate amount equal to the principal amount of the senior notes included in Corporate Units, and

  . U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to February 15, 2006 in an aggregate amount equal to the aggregate interest payment (assuming no reset of the interest rate) that would have been paid to the holders of Corporate Units on the purchase contract settlement date on the aggregate principal amount of the senior notes included in the Corporate Units.

   The Treasury portfolio will be substituted for the senior notes as a component of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders' obligation under the purchase contracts. On the purchase contract settlement date, a portion of the proceeds from the Treasury portfolio equal to the principal amount of the senior notes included in the Corporate Units at the time of remarketing will automatically be applied to satisfy the Corporate Unit holders' obligation to purchase common stock under the purchase contracts and proceeds from the Treasury portfolio equal to the interest payment (assuming no reset of the interest rate) that would have been paid to the holders of Corporate Units on the senior notes included in the Corporate Units at the time of remarketing on the purchase contract settlement date will be paid to the holders of the Corporate Units.

   The remarketing agent will deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the Treasury portfolio purchase price from any proceeds from the remarketing of the senior notes in excess of the Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders of the senior notes included in the remarketing.

   As used in this context, "Treasury portfolio purchase price" means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer to the quotation agent between 9:00 a.m. and 11:00 a.m., New York City time, on the date of a successful remarketing for the purchase of the Treasury portfolio described above for settlement the third business day immediately following such date. "Quotation agent" means any primary U.S. government securities dealer in New York City selected by us.

   If a successful remarketing of the senior notes has not occurred on the initial remarketing date, the remarketing agent will use its reasonable efforts to remarket the senior notes on the third business day immediately preceding the purchase contract settlement date, which we refer to as the final remarketing date, at a price of approximately 100.25% of the principal amount of the senior notes remarketed.

   If the remarketing of the senior notes on the final remarketing date is successful, a portion of the proceeds from this remarketing equal to the aggregate principal amount of the senior notes included in the Corporate Units at the time of remarketing will automatically be applied to satisfy in full the Corporate Unit holders' obligations to purchase common stock under the related purchase contracts on the purchase contract settlement date. The remarketing agent will deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the aggregate principal amount of the remarketed senior notes from any proceeds from the remarketing in excess of the aggregate principal amount of the senior notes remarketed. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders of the senior notes included in the remarketing.

   Remarketing on any remarketing date will be considered successful and no further attempts will be made if the resulting proceeds are at least 100.25% of the Treasury portfolio purchase price in the case of a remarketing prior to the final remarketing date or 100.25% of the aggregate principal amount of the senior notes in the case of the final remarketing date.

   Following a successful remarketing on the initial remarketing date, holders of Treasury Units can recreate a Corporate Unit at any time prior to the second business day immediately preceding the purchase contract settlement date as described under "Recreating Corporate Units."

   We will cause a notice of any failed remarketing to be published on the business day immediately following the applicable remarketing date, by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. In addition, we will request, not later than seven nor more than 15 calendar days prior to the applicable remarketing date, that the depositary notify its participants holding senior notes, Corporate Units and Treasury Units of the remarketing, including, in the case of a failed remarketing on the final remarketing date, the procedures that must be followed if a senior note holder wishes to exercise its right to put its senior note to us as described in this prospectus supplement. If required, we will use our best efforts to ensure that a registration statement with regard to the full amount of the senior notes to be remarketed will be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process.

   If a successful remarketing of the senior notes underlying your Corporate Units has not occurred prior to the purchase contract settlement date, the holders of the senior notes will have the right to put their senior notes to us on the purchase contract settlement date, at a price equal to $50 per senior note, plus accrued and unpaid interest. The put right of holders of senior notes that are part of Corporate Units will be automatically exercised unless such holders (1) prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, provide written notice of their intention to settle the related purchase contract with separate cash, and (2) on or prior to the business day immediately preceding the purchase contract settlement date, deliver to the collateral agent $50 in cash per purchase contract. Unless a Corporate Unit holder has settled the related purchase contract with separate cash on or prior to the purchase contract settlement date, $50 of the put price will be delivered to the collateral agent who will apply such amount in satisfaction of such holder's obligations under the related purchase contract on the purchase contract settlement date. Any remaining amount of the put price following satisfaction of the purchase contract will be paid to such Corporate Unit holder. If we fail to deliver the put price to the collateral agent, we will be deemed to have netted our obligation to pay the put price against the holders' obligation to pay the purchase price under the related purchase contract on the purchase contract settlement date.

   You may elect not to participate in any remarketing and to retain the senior notes underlying your Corporate Units by (1) creating Treasury Units at any time on or prior to the second business day prior to any of the remarketing dates or (2) if the first remarketing attempt has failed, notifying the purchase contract agent of your intention to pay cash to satisfy your obligation under the related purchase contracts on or prior to the fifth business day before the purchase contract settlement date and delivering the cash payment required under the purchase contracts to the collateral agent on or prior to the fourth business day before the purchase contract settlement date.

Early Settlement

   Subject to the conditions described below, a holder of Corporate Units or Treasury Units may settle the related purchase contracts in cash at any time on or prior to the fifth business day immediately preceding the purchase contract settlement date by presenting and surrendering the related Corporate Unit or Treasury Units certificate, if they are in certificated form, at the offices of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to

  . the stated amount times the number of purchase contracts being settled, plus

  . if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract.

   If the Treasury portfolio has replaced the senior notes as a component of Corporate Units, holders of the Corporate Units may settle early only in integral multiples of 20,000 Corporate Units. Holders of Treasury Units may settle early only in integral multiples of 20 Treasury Units.

   So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent. The early settlement right is also subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required under the U.S. federal securities laws, we will use our best efforts to have a registration statement in effect covering those shares of common stock and other securities to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement right.

   Upon early settlement of the purchase contracts related to any Corporate Units or Treasury Units:

  . except as described below in "--Early Settlement Upon Cash Merger" the holder will receive 1.4011 newly issued shares of common stock per Corporate Unit or Treasury Unit, subject to adjustment under the circumstances described under "--Anti-Dilution Adjustments," accompanied by an appropriate prospectus if required by law,

  . the senior notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the holder free and clear of our security interest,

  . the holder's right to receive future contract adjustment payments and any accrued and unpaid contract adjustment payments for the period since the most recent quarterly payment date will terminate, and

  . no adjustment will be made to or for the holder on account of any accrued and unpaid contract adjustment payments referred to in the previous bullet.

   If the purchase contract agent receives a Corporate Unit certificate, or Treasury Unit certificate if they are in certificated form accompanied by the completed "Election to Settle Early" and required immediately available funds, from a holder of Corporate Units or Treasury Units by 5:00 p.m., New York City time, on a business day and all conditions to early settlement have been satisfied, that day will be considered the settlement date.

   If the purchase contract agent receives the above after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date. Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the certificate evidencing the related Corporate Units or Treasury Units if they are in certificated form and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Corporate Units or Treasury Units, we will cause the shares of common stock being purchased to be issued, and the related senior notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in "--Pledged Securities and Pledge Agreement" and transferred, within three business days following the settlement date, to the purchasing holder or the holder's designee.

Notice to Settle with Cash

   Unless the Treasury portfolio has replaced the senior notes as a component of Corporate Units, a holder of Corporate Units may settle the related purchase contract with separate cash. A holder of a Corporate Unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate Unit certificate evidencing the Corporate Unit at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding the purchase contract settlement date and delivering the required cash payment to the collateral agent on or prior to 5:00 p.m., New York City time, on the fourth business day immediately preceding the purchase contract settlement date.

   If a holder that has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the fourth business day immediately preceding the purchase contract settlement date, such holder's senior notes will be included in the final remarketing of senior notes occurring on the third business day immediately preceding the purchase contract settlement date.

Early Settlement Upon Cash Merger

   Prior to the purchase contract settlement date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a cash merger, then following the cash merger, each holder of a purchase contract will have the right to accelerate and settle such contract early at the settlement rate in effect immediately prior to the closing of the cash merger, provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled. We refer to this right as the "merger early settlement right."

   We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be 10 days after the date of the notice but no later than five business days prior to the purchase contract settlement date by which each holder's merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, three business days before the early settlement date, the certificate evidencing your Corporate Units or Treasury Units if they are held in certificated form, and payment of the applicable purchase price in immediately available funds.

   If you exercise the merger early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time in addition to accrued and unpaid contract adjustment payments. You will also receive the senior notes, applicable ownership interests in the Treasury portfolio or Treasury securities underlying the Corporate Units or Treasury Units, as the case may be. If you do not elect to exercise your merger early settlement right, your Corporate Units or Treasury Units will remain outstanding and subject to normal settlement on the settlement date. We have agreed that, if required under the U.S. federal securities laws, we will use our best efforts to (1) have in effect a registration statement covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.

   If the Treasury portfolio has replaced the senior notes as a component of Corporate Units, holders of the Corporate Units may exercise the merger early settlement right only in integral multiples of 20,000 Corporate Units. A holder of Treasury Units may exercise the merger early settlement right only in integral multiples of 20 Treasury Units.

Contract Adjustment Payments

   Contract adjustment payments in respect of Corporate Units and Treasury Units will be fixed at a rate per year of 3.4% of the stated amount of $50 per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from the date of issuance of the purchase contracts and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing February 16, 2003. We do not have the right to defer the payment of these contract adjustment payments.

   Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent at the close of business on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Corporate Units. Subject to any applicable laws and regulations, each such payment will be made as described under "--Book-Entry System."

   If any date on which contract adjustment payments are to be made on the purchase contracts related to the Corporate Units or Treasury Units is not a business day, then payment of the contract adjustment payments

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

payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date. A business day means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in the City of New York are permitted or required by any applicable law to close.

   Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

Anti-Dilution Adjustments

   The formula for determining the settlement rate will be subject to adjustment, without duplication, upon the occurrence of certain events, including:

    (a)the payment of dividends and distributions of shares of common stock on the outstanding shares of common stock;

    (b)the issuance to all holders of outstanding shares of common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase shares of common stock at less than the current market price thereof;

    (c)subdivisions, splits and combinations of shares of common stock;

    (d)distributions to all holders of outstanding shares of common stock of evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause
       (a) or (b) above and any dividend or distribution paid exclusively in cash);

    (e)distributions (other than regular quarterly cash distributions) consisting exclusively of cash to all holders of outstanding shares of common stock in an aggregate amount that, together with (1) other all-cash distributions (other than regular quarterly cash distributions) made within the preceding 12 months and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for shares of common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (aggregate market capitalization being the product of the current market price of shares of common stock multiplied by the number of shares of common stock then outstanding) on the record date of such distribution; and

    (f)the successful completion of a tender or exchange offer made by us or any of our subsidiaries for shares of common stock which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for the common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions (other than regular quarterly cash distributions) to all holders of shares of common stock within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the expiration of the tender or exchange offer.

   The "current market price" per share of common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

   If the rights provided for in our rights plan adopted by us in November 1998 have separated from our common stock in accordance with the provisions of the rights plan so that the holders of the Corporate Units or Treasury Units would not be entitled to receive any rights in respect of the common stock issuable on the purchase contract settlement date, the settlement rate will be adjusted as if we distributed to all holders of our common stock, evidences of indebtedness, shares of capital stock, securities, cash or property as described under clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights plan to provide that on the purchase contract settlement date the holders will receive, in addition to the common stock issuable on such date, the rights which would have attached to such shares of common stock if the rights had not become separated from the common stock under our rights plan. To the extent that we adopt any future rights plan, on the purchase contract settlement date, you will receive, in addition to the common stock, the rights under the future rights plan whether or not the rights have separated from the common stock on the purchase contract settlement date and no adjustment to the settlement rate will be made in accordance with clause (d) above.

   In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Corporate Units or Treasury Units, as the case may be, become a contract to purchase such other securities, cash and property instead of our common stock. Upon the occurrence of any such transaction, on the purchase contract settlement date the settlement rate then in effect will be applied to the value, on the purchase contract settlement date, of the securities, cash or property a holder would have received had it held shares covered by the purchase contract when such transaction occurred.

   If at any time we make a distribution of property to our stockholders which would be taxable to the stockholders as a dividend for United States federal income tax purposes (i.e., distributions out of our current or accumulated earnings and profits or distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, this increase may give rise to a taxable dividend to holders of Corporate Units.

   In addition, we may make increases in the settlement rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons.

   Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than one percent will be carried forward and taken into account in any subsequent adjustment.

   We will be required, within ten business days following the adjustment to the settlement rate, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

   Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract. Each adjustment to the settlement rate will also result in an adjustment to the applicable market value for purposes of determining the settlement rate on the purchase contract settlement date.

Termination

   The purchase contracts, and our rights and obligations and the rights and obligations of the holders of the Corporate Units and Treasury Units under the purchase contracts, including the right and obligation to purchase shares of common stock and the right to receive accrued contract adjustment payments, will immediately and automatically terminate, without any further action, upon the termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization. In the event of such a termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization, holders of the purchase contracts will not have a claim in bankruptcy under the purchase contract with respect to our issuance of shares of common stock or the right to receive contract adjustment payments.

   Upon any termination, the collateral agent will release the related senior notes, the applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of the applicable ownership interest in the Treasury portfolio or the Treasury securities, to the purchase contract agent's disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount or interest, as the case may be, at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted. We expect any such delay to be limited.

   If the holder's purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will have no right to receive any accrued contract adjustment payments.

Pledged Securities and Pledge Agreement

   Pledged securities will be pledged to us through the collateral agent, for our benefit, pursuant to the pledge agreement to secure the obligations of holders of Corporate Units and Treasury Units to purchase shares of common stock under the related purchase contracts. The rights of holders of Corporate Units and Treasury Units to the related pledged securities will be subject to our security interest created by the pledge agreement.

   No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to the Corporate Units or Treasury Units from the pledge arrangement except:

  . to substitute Treasury securities for the related senior notes or the applicable ownership interest in the Treasury portfolio, as the case may be, as provided for under "Description of the Equity Units--Creating Treasury Units,"

  . to substitute senior notes or the applicable ownership interest of the Treasury portfolio, as the case may be, for the related Treasury securities, as provided for under "Description of the Equity
     Units--Recreating Corporate Units," or

  .  upon the termination or early settlement of the related purchase contracts.

   Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate Units, unless the Treasury portfolio has replaced the senior notes as a component of Corporate Units, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights of the related senior notes, including voting and redemption rights. Each holder of Treasury Units and each holder of Corporate Units, if the Treasury portfolio has replaced the senior notes as a component of Corporate Units, will retain beneficial ownership of the related Treasury securities or the applicable ownership interest of the Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

   Except as described in "Certain Provisions of the Purchase Contracts, Purchase Contract Agreement and the Pledge Agreement--General," the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments, together with contract adjustment payments received from us, to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment.

Book-Entry System

   The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Corporate Units and Treasury Units. The Corporate Units and Treasury Units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully registered global security certificates, representing the total aggregate number of Corporate Units and Treasury Units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

   The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Corporate Units or the Treasury Units so long as the Corporate Units or the Treasury Units are represented by global security certificates.

   The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

   In the event that

  . the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice,

  . the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

  . we, in our sole discretion, determine that the global security certificates shall be so exchangeable,

certificates for the Corporate Units or Treasury Units will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global Corporate Unit or Treasury Unit that is exchangeable pursuant to the preceding sentence will be exchangeable for Corporate Unit or Treasury Unit certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

   As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Corporate Units or Treasury Units represented by these certificates for all purposes under the Corporate Units or Treasury Units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates

  . will not be entitled to have such global security certificates or the Corporate Units or Treasury Units represented by these certificates registered in their names,

  . will not receive or be entitled to receive physical delivery of Corporate Unit or Treasury Unit certificates in exchange for beneficial interests in global security certificates, and

  . will not be considered to be owners or holders of the global security certificates or any Corporate Units or Treasury Units represented by these certificates for any purpose under the Corporate Units or Treasury Units or the purchase contract agreement.

   All payments on the Corporate Units or Treasury Units represented by the global security certificates and all transfers and deliveries of related senior notes, Treasury portfolio, Treasury securities and shares of common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

   Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on the purchase contract settlement date or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the purchase contract agent or any agent of ours or of the purchase contract agent will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

   Although the depositary has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

   The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

                 CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS,
           THE PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

   This summary summarizes some of the other provisions of the purchase contract agreement and the pledge agreement. This summary should be read together with the purchase contract agreement and pledge agreement, forms of which have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

General

   Except as described in "Description of the Purchase Contracts--Book-Entry System", payments on the Equity Units will be made, purchase contracts (and documents relating to the Corporate Units, Treasury Units and purchase contracts) will be settled, and transfers of the Corporate Units and Treasury Units will be registrable, at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Corporate Units and Treasury Units do not remain in book-entry form, payment on the Equity Units may be made, at our option, by check mailed to the address of the holder entitled to payment as shown on the security register or by a wire transfer to the account designated by the holder by a prior written notice.

   Shares of common stock will be delivered on the purchase contract settlement date (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered (potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code, see "Description of the Purchase Contracts--Termination") at the office of the purchase contract agent upon presentation and surrender of the applicable certificate.

   If you fail to present and surrender the certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on or prior to the purchase contract settlement date, the shares of common stock issuable upon settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for your benefit until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

   If the purchase contracts terminate prior to the purchase contract settlement date, the related pledged securities are transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the certificate evidencing the holder's Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the applicable certificate is presented or the holder provides the evidence and indemnity described above.

   The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending payment to any holder.

   No service charge will be made for any registration of transfer or exchange of the Corporate Units or Treasury Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

Modification

   The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, to modify the purchase contract agreement or the pledge agreement without the consent of the holders for any of the following purposes:

  .  to evidence the succession of another person to our obligations;

  . to add to the covenants for the benefit of holders or to surrender any of our rights or powers under those agreements;

  . to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent or securities intermediary;

  . to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events;

  . to cure any ambiguity, to correct or supplement any provisions that may be inconsistent; and

  . to make any other provisions with respect to such matters or questions, provided that such action shall not materially adversely affect the interest of the holders.

   The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding to modify the terms of the purchase contracts, the purchase contract agreement or the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

  .  change any payment date,

  . change the amount or type of pledged securities related to the purchase contract, impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder's rights in or to the pledged securities,

  . change the place or currency of payment or reduce any contract adjustment payments,

  . impair the right to institute suit for the enforcement of the purchase contract or payment of any contract adjustment payments,

  . reduce the number of shares of common stock purchasable under the purchase contract, increase the price to purchase shares of common stock upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder's rights under the purchase contract, or

  . reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

   If any amendment or proposal referred to above would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or of all of the holders of the affected classes, as applicable.

No Consent to Assumption

   Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will under the terms of the purchase contract agreement and the Corporate Units or Treasury Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become the subject of a case under the Bankruptcy Code or other similar state or federal law provision for reorganization or liquidation.

Consolidation, Merger, Sale or Conveyance

   We will covenant in the purchase contract agreement that we will not merge with and into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless (1) the successor entity is an entity organized and existing under the laws of the United States of America or a U.S. state or the District of Columbia and that entity expressly assumes our obligations under the purchase contracts, the purchase contract agreement, the pledge agreement and the remarketing agreement and (2) the successor entity is not, immediately after the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the purchase contracts, the purchase contract agreement, the pledge agreement and the remarketing agreement or in material default in the performance of any other covenants under these agreements.

Title

   We, the purchase contract agent and the collateral agent may treat the registered owner of any Corporate Units or Treasury Units as the absolute owner of the Corporate Units or Treasury Units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Replacement of Equity Unit Certificates

   In the event that physical certificates have been issued, any mutilated Corporate Unit or Treasury Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Corporate Unit or Treasury Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Corporate Unit or Treasury Unit certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the Corporate Units or Treasury Units evidenced by the certificate before a replacement will be issued.

   Notwithstanding the foregoing, we will not be obligated to issue any Corporate Unit or Treasury Unit certificates on or after the business day immediately preceding the purchase contract settlement date (or after early settlement) or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement Corporate Unit or Treasury Unit certificate following the purchase contract settlement date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to the purchase contract settlement date, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

Governing Law

   The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

   Bank One Trust Company, N.A. will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Corporate Units and Treasury Units or the purchase contract agreement.

   The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

   Bank One Trust Company, N.A. maintains commercial banking relationships with us, and an affiliate of Bank One Trust Company, N.A. is an underwriter in this offering.

Information Concerning the Collateral Agent

   Bank One Trust Company, N.A. will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units or Treasury Units except for the obligations owed by a pledge of property to the owner of the property under the pledge agreement and applicable law.

   The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

   Because Bank One Trust Company, N.A. is serving as both the collateral agent and the purchase contract agent, if an event of default, except an event of default occurring as a result of a failed remarketing, occurs under the purchase contract agreement or the pledge agreement, Bank One Trust Company, N.A. will resign as the collateral agent, but remain as the purchase contract agent. We will then select a new collateral agent in accordance with the terms of the pledge agreement.

Miscellaneous

   The purchase contract agreement will provide that we will pay all fees and expenses other than underwriters' expenses (including counsel) related to the offering of the Corporate Units, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the Equity Units.

   Should you elect to substitute the related pledged securities, create Treasury Units or recreate Corporate Units, you shall be responsible for any fees or expenses payable in connection with that substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we shall not be responsible for any of those fees or expenses.

                        DESCRIPTION OF THE SENIOR NOTES

   The following description is a summary of the terms of our senior notes. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the senior notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture and supplemental indenture No. 1 which are or will be filed as exhibits or incorporated by reference to the registration statement and to the Trust Indenture Act. This summary supplements the description of the senior debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

General

   The senior notes will be issued under an indenture dated as of April 26, 2002 between us and Bank One Trust Company, N.A., as indenture trustee, as amended and supplemented by supplemental indenture No. 1, to be dated December 17, 2002 between us and the indenture trustee (as so amended and supplemented, the "indenture").

   The senior notes will be senior debt securities that will be our direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future unsecured senior indebtedness. The senior notes initially will be issued in an aggregate principal amount equal to $1,100,000,000. If the over-allotment option is exercised in full by the underwriters an additional $150,000,000 of the senior notes will be issued.

   We are a holding company that derives all our income from our subsidiaries. Accordingly, our ability to service our debt, including our obligations under the senior notes, and other obligations are primarily dependent on the earnings of our respective subsidiaries and the payment of those earnings to us, in the form of dividends, loans or advances and through repayment of loans or advances from us. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to statutory or contractual restrictions. Our subsidiaries have no obligation to pay any amounts due on the senior notes.

   The senior notes will not be subject to a sinking fund provision and will not be subject to defeasance. Unless a special event redemption occurs prior to February 16, 2006, the entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 16, 2008.

   The indenture trustee will initially be the security registrar and the paying agent for the senior notes. Senior notes forming a part of the Corporate Units will be issued in certificated form, will be in denominations of $50 and integral multiples of $50, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below. Payments on senior notes issued as a global security will be made to the depositary or a successor depositary. Principal and interest with respect to certificated notes will be payable, the transfer of the senior notes will be registrable and senior notes will be exchangeable for notes of a like aggregate principal amount in denominations of $50 and integral multiples of $50, at the office or agency maintained by us for this purpose in The City of New York. We have initially designated the corporate trust office of the indenture trustee as that office. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

   The indenture does not contain provisions that afford holders of the senior notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture does not limit our ability to issue or incur other unsecured debt or issue preferred stock.

Interest

   Each senior note will bear interest initially at the rate of 3.6% per year from the original issuance date, payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing February 16, 2003, to the person in whose name the senior note is registered at the close of business on the first day of the month in which the interest payment date falls.

   The applicable interest rate on the senior notes will be reset to the reset rate upon successful remarketing as described above under "Description of the Purchase Contracts--Remarketing." The reset rate will become effective on the reset effective date, which is three business days immediately following a successful remarketing. If the senior notes are not successfully remarketed, the interest rate on the senior notes will not be reset.

   The amount of interest payable on the senior notes for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

Market Reset Rate

   The reset rate will be equal to the rate that is sufficient to allow a successful remarketing of the senior notes and will be determined by the remarketing agent. In the case of a reset prior to the third business day immediately preceding the purchase contract settlement date, which rate would be effective on the third business day following the date of such successful remarketing, the reset rate will be the rate determined by the remarketing agent as the rate the senior notes should bear in order for the senior notes included in Corporate Units to have an approximate aggregate market value on the reset date of 100.25% of the Treasury portfolio purchase price described under "Description of the Purchase Contracts--Remarketing." In the case of a reset on the third business day immediately preceding the purchase contract settlement date, the reset rate will be the rate determined by the remarketing agent as the rate the senior notes should bear in order for each senior note to have an approximate market value of 100.25% of the principal amount of the senior notes.

Optional Remarketing

   On or prior to the fifth business day immediately preceding any remarketing date, but no earlier than the payment date immediately preceding such date, holders of senior notes that are not components of Corporate Units may elect to have their senior notes remarketed in the same manner and at the same price as senior notes that are components of Corporate Units by delivering their senior notes along with a notice of this election to the custodial agent. The custodial agent will hold the senior notes in an account separate from the collateral account in which the pledged securities will be held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw the election on or prior to the fifth business day immediately preceding the applicable remarketing date. Holders of Treasury Units that are also holders of senior notes that are not part of the Corporate Units may also participate in any remarketing by recreating Corporate Units from their Treasury Units at any time on or prior to the second business day immediately prior to any of the remarketing dates.

Put Option upon a Failed Final Remarketing

   If the senior notes have not been successfully remarketed prior to the purchase contract settlement date, the holders of the senior notes that are not part of Corporate Units will have the right to put their senior notes to us on the purchase contract settlement date, upon at least two business days' prior notice, at a price equal to $50 per senior note, plus accrued and unpaid interest.

Events of Default

   In addition to the events of default described in the accompanying prospectus under "Description of the Debt Securities--Events of Default," it shall be an event of default under the senior notes if we fail on the date payment is due to pay the put price of any senior notes following the exercise of the put right by any holder of senior notes, unless the senior notes are a component of Corporate Units, in which case our obligation to pay the put price will be netted against such holder's obligation to pay the purchase price under the related purchase contract.

Optional Redemption--Special Event

   If a special event, as defined below, occurs and is continuing, prior to the earlier of (1) the date of a successful remarketing or (2) the purchase contract settlement date, we may redeem, at our option on any interest payment date, the senior notes in whole, but not in part, at a price equal to, for each senior note, the redemption amount, as defined below, plus accrued and unpaid interest thereon, which we refer collectively to as the redemption price, to the date of redemption, which we refer to as the "special event redemption date". The redemption price payable in respect of all senior notes included in Corporate Units will be distributed to the collateral agent, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the Treasury portfolio on behalf of the holders of the Corporate Units and remit the remaining portion (net of fees and expenses, if any), if any, of such redemption price to the purchase contract agent for payment to the holders of the Corporate Units. Thereafter, the applicable ownership interest of the Treasury portfolio will be substituted for the senior notes and will be pledged to us through the collateral agent to secure the Corporate Unit holders' obligations to purchase our shares of common stock under the related purchase contract. Holders of senior notes that are not part of Corporate Units will directly receive proceeds from the redemption of the senior notes.

   "Special event" means either a tax event or an accounting event, each as defined below.

   "Accounting event" means the receipt by the audit committee of our Board of Directors of a written report in accordance with Statement on Auditing Standards ("SAS") No. 97, "Amendment to SAS No. 50--Reports on the Application of Accounting Principles", from our independent auditors, provided at the request of management, to the effect that, as a result of a change in accounting rules after the date of original issuance of the senior notes, we must either (a) account for all or any portion of the purchase contracts as derivatives under SFAS 133 (or otherwise mark-to-market or measure at fair value all or any portion of the purchase contracts, with changes appearing in our income statement) or (b) account for the Equity Units using the if-converted method under SFAS 128, and that such accounting treatment will cease to apply upon redemption of the senior notes.

   "Tax event" means the receipt by us of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of senior notes, there is more than an insubstantial increase in the risk that interest payable by us on the senior notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes.

   "Redemption amount" means, for each senior note, the product of the principal amount of such senior note and a fraction, the numerator of which is the Treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below.

   "Treasury portfolio purchase price" means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer to the quotation agent between 9:00 a.m. and 11:00 a.m., New York City time, as defined below, on the third business day immediately preceding the special event redemption date for the purchase of the Treasury portfolio described below for settlement on the special event redemption date.

   "Applicable principal amount" means the aggregate principal amount of the senior notes that are part of the Corporate Units on the special event redemption date.

   "Treasury portfolio" means a portfolio of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to February 15, 2006 in an aggregate amount at maturity equal to the applicable principal amount and with respect to each scheduled interest payment date on the senior notes that occurs after the special event redemption date, to and including the purchase contract settlement date, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the business day immediately preceding such scheduled interest payment date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would be due on the applicable principal amount of the senior notes on such date.

   "Quotation agent" means any primary U.S. government securities dealer selected by us.

Agreement by Purchasers of Certain Tax Treatment

   Each senior note will provide that, by acceptance of the senior note or a beneficial interest therein, you intend that the senior note constitutes debt and you agree to treat it as debt for United States federal, state and local tax purposes.

Book-Entry System

   Senior notes which are released from the pledge following substitution or settlement of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units, senior notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, senior notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

   The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

   Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing senior notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

   In the event that

  . the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice,

  . an event of default occurs and is continuing with respect to the senior notes; or

  . we determine in our sole discretion that we will no longer have senior notes represented by global securities,

certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for senior note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of the Equity Units, senior notes and common stock acquired under a purchase contract. This summary deals only with Equity Units, senior notes and common stock that are held as capital assets by holders that purchase Equity Units upon original issuance at their issue price. This summary does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, such as holders that may be subject to special tax treatment such as banks, insurance companies, broker dealers, tax-exempt organizations, holders that hold Equity Units, senior notes or common stock as part of a straddle, hedge, conversion transaction or other integrated investment and holders whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change or differing interpretations, possibly on a retroactive basis.

   No statutory, administrative or judicial authority directly addresses the treatment of Equity Units or instruments similar to Equity Units for United States federal income tax purposes. As a result, no assurance can be given that the Internal Revenue Service will agree with the tax consequences described herein. Each prospective investor should consult its tax advisor as to the particular tax consequences of purchasing, owning and disposing of the Equity Units, senior notes or common stock, including the application and effect of United States federal, state, local and foreign tax laws.

U.S. Holders

   The following summary is addressed to U.S. holders. For purposes of this summary, "U.S. holder" means (1) a person who is a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes. If a partnership holds Equity Units, senior notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

  Equity Units

   Allocation of Purchase Price. A holder's acquisition of a Corporate Unit will be treated as an acquisition of a unit consisting of the senior note and the purchase contract that constitute such Corporate Units. The purchase price of each Corporate Unit will be allocated between the two components in proportion to their respective fair market values at the time of purchase. Such allocation will establish the holder's initial tax basis in the senior note and the purchase contract. We will report the fair market value of each senior note as $50 and the fair market value of each purchase contract as $0. This position will be binding upon each holder (but not on the Internal Revenue Service) unless such holder explicitly discloses a contrary position on a statement attached to such holder's timely filed United States federal income tax return for the taxable year in which a Corporate Unit is acquired. Thus, absent such disclosure, a holder should allocate the purchase price for a Corporate Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for United States federal income tax purposes.

   Ownership of Senior Notes or Treasury Securities. A holder will be treated as owning the senior notes or portion of a Treasury security constituting a part of the Corporate Unit or Treasury Unit, respectively, for United States federal income tax purposes. We and, by acquiring Equity Units, each holder agree to treat the senior notes or Treasury securities constituting a part of the Equity Units as owned by such holder for all tax purposes, and the remainder of this summary assumes such treatment. The United States federal income tax consequences of owning the senior notes or Treasury securities are discussed below (see "Senior Notes" and "Treasury Securities").

   Sales, Exchanges or Other Taxable Dispositions of Equity Units. Upon a sale, exchange or other taxable disposition of an Equity Unit, a holder will be treated as having sold, exchanged or disposed of the purchase contract and the senior notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities that constitute such Equity Units. A holder will generally recognize gain or loss equal to the difference between the portion of the proceeds to such holder allocable to the purchase contract and the senior notes, the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, and such holder's respective adjusted tax basis in the purchase contract and the senior notes, the applicable ownership interest in the Treasury portfolio or Treasury securities. To the extent such holder is treated as receiving an amount with respect to accrued acquisition discount (as described below under "Remarketing and Special Event Redemption of Notes--Interest Income and Original Issue Discount") on the applicable ownership interest in the Treasury portfolio or Treasury securities, such amount will be treated as ordinary income, or to the extent such holder is treated as receiving an amount with respect to accrued contract adjustment payments, such amount may be treated as ordinary income, in each case, to the extent not previously included in income. In the case of the purchase contract and the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, such gain or loss will generally be capital gain or loss, and such gain or loss will generally be long-term capital gain or loss if the holder held such Equity Units for more than one year at the time of such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

   The rules that govern the determination of the character of gain or loss on the disposition of the senior notes are summarized under "Senior Notes--Sales, Exchanges or Other Taxable Dispositions of Senior Notes."

   If the disposition of an Equity Unit occurs when the purchase contract has negative value, the holder should be considered to have received additional consideration for the senior notes, the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from the holder's obligation under the purchase contract. If such deemed additional consideration with respect to a senior note results in income, such income should be ordinary and may not be offset by a loss realized with respect to the purchase contract.

   In determining gain or loss, payments to a holder of contract adjustment payments that have not previously been included in the income of such holder should either reduce such holder's adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments included in a holder's income but not paid should increase such holder's adjusted tax basis in the purchase contract (see "--Purchase Contracts--Contract Adjustment Payments" below).

  Senior Notes

   Classification of the Senior Notes. In connection with the issuance of the senior notes, Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the senior notes will be classified as indebtedness for United States federal income tax purposes. We and, by acquiring Corporate Units, each holder agree to treat the senior notes as our indebtedness for all tax purposes.

   Original Issue Discount. Because of the manner in which the interest rate on the senior notes is reset, the senior notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in the applicable Treasury regulations. We intend to treat the senior notes as such, and the remainder of this discussion assumes that the senior notes will be so treated for United States federal income tax purposes. As discussed more fully below, the effects of applying such method will be (1) to require each holder, regardless of its usual method of tax accounting, to use an accrual method with respect to the senior notes, (2) for all accrual periods until November 16, 2005, and possibly thereafter, to require each holder to accrue interest income in excess of interest payments actually received and

(3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other taxable disposition of the senior notes. See "--Sales, Exchanges or Other Taxable Dispositions of Senior Notes."

   A holder of senior notes will accrue original issue discount on a constant yield to maturity basis based on the "comparable yield" of the senior notes. The comparable yield of the senior notes will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the senior notes. We are required to provide the comparable yield and, solely for tax purposes, a projected payment schedule based on the comparable yield, to holders of the senior notes. We have determined that the comparable yield is 4.4% and the projected payments for the senior notes per $50 of principal amount are $0.30 on February 16, 2003, $0.45 for each subsequent quarter ending on or prior to November 16, 2005, and $0.69 for each quarter ending after November 16, 2005. We have also determined that the projected payment for the senior notes, per $50 of principal amount, at the maturity date is $50.69 (which includes the stated principal amount of the senior notes as well as the final projected interest payment).

   If after November 16, 2005, the remaining amounts of principal and interest payable on the senior notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by a holder as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

   Holders are generally bound by the comparable yield and projected payment schedule provided by us unless either is unreasonable. A holder that uses its own comparable yield and projected payment schedule must explicitly disclose this fact and the reason that it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the timely filed United States federal income tax return of the holder for the taxable year that includes the date of its acquisition of the senior note.

   The foregoing comparable yield and projected payment schedule are supplied solely for computing income under the noncontingent bond method for United States federal income tax purposes and do not constitute a projection or representation as to the amounts that a holder of senior notes or Corporate Units will actually receive.

   Adjustment to Tax Basis in Senior Notes. A holder's tax basis in a senior note will be increased by the amount of any gross income recognized by such U.S. holder with respect to the senior note, including original issue discount with respect to the senior note, and decreased by the amount of projected payments with respect to the senior note through the computation date.

   Sales, Exchanges or Other Taxable Dispositions of Senior Notes. A holder will recognize gain or loss on a disposition of a senior note (including a redemption for cash or upon the remarketing thereof) in an amount equal to the difference between the amount realized by the holder on the disposition of the senior note and the holder's adjusted tax basis in such senior note. Selling expenses incurred by a holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by such holder upon a disposition of a senior note. Gain recognized on the disposition of a senior note prior to the date six months after the interest rate on the senior note is reset will generally be treated as ordinary interest income. Loss recognized on the disposition of a senior note prior to the date six months after the interest rate on the senior note is reset will generally be treated as ordinary loss to the extent of such holder's prior inclusions of original issue discount on the senior note and as capital loss thereafter. In general, gain recognized on the disposition of a senior note on or after the date six months after the interest rate on the senior note is reset will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the senior note over the total remaining payments set forth on the projected payment schedule for the senior note. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation.
The deductibility of capital losses is subject to limitations.

  Treasury Securities

   Original Issue Discount. A holder of Treasury Units will be required to treat its ownership interest in the Treasury securities comprising a Treasury Unit as an interest in a bond that was originally issued on the date such holder acquired the Treasury securities and that has original issue discount equal to the excess of the amount payable at maturity of such Treasury securities over the purchase price thereof. A holder will be required to include such original issue discount in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of such holder's method of tax accounting and in advance of the receipt of cash attributable to such original issue discount. Amounts of original issue discount included in a holder's gross income will increase such holder's adjusted tax basis in the Treasury securities.

   Sales, Exchanges or Other Taxable Dispositions of Treasury Securities. As discussed below, in the event that a holder obtains the release of Treasury securities by delivering senior notes to the collateral agent, the holder will generally not recognize gain or loss upon such substitution. The holder will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by the holder on such disposition and the holder's adjusted tax basis in the Treasury securities, except to the extent such holder is treated as receiving an amount with respect to accrued acquisition discount on the Treasury securities, which amount will be treated as ordinary income. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if the holder held such Treasury securities for more than one year at the time of the disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Purchase Contracts

   Contract Adjustment Payments. There is no direct authority that addresses the treatment, under current law, of contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments may constitute taxable income to a holder of Equity Units when received or accrued, in accordance with the holder's regular method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments, we intend to report such payments as ordinary taxable income to each holder, and the following discussion assumes that the contract adjustment payments constitute ordinary income to a U.S. holder on a current basis. Holders should consult their tax advisors concerning the treatment of contract adjustment payments, including the possibility that any contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of contract adjustment payments could affect a holder's adjusted tax basis in a purchase contract or common stock received under a purchase contract or the amount realized by a holder upon the sale or disposition of an Equity Unit or the termination of a purchase contract. See "Equity Units--Sales, Exchanges or Other Taxable Dispositions of Equity Units," "--Acquisition of Common Stock Under a Purchase Contract" and "--Termination of Purchase Contract."

   Acquisition of Common Stock Under a Purchase Contract. A holder of an Equity Unit will generally not recognize gain or loss on the purchase of common stock under a purchase contract, including upon an early settlement upon a cash merger, except with respect to any cash paid in lieu of a fractional share of common stock. Subject to the following discussion, a holder's aggregate initial tax basis in the common stock received under a purchase contract should generally equal the purchase price paid for such common stock plus such holder's adjusted tax basis in the purchase contract, if any, less the portion of such purchase price and adjusted tax basis allocable to a fractional share. Payments of contract adjustment payments that have been received in cash by a holder but not included in income by such holder should reduce such holder's adjusted tax basis in the purchase contract or the common stock to be received thereunder (see "--Contract Adjustment Payments" above). The holding period for common stock received under a purchase contract will commence on the date following the acquisition of such common stock.

   Ownership of Common Stock Acquired Under the Purchase Contract. Any distribution on common stock we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will constitute a dividend and will be includible in income by a holder when received. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Upon a disposition of common stock, a holder will generally recognize capital gain or loss equal to the difference between the amount realized and such holder's adjusted tax basis in the common stock. Such capital gain or loss will generally be long-term capital gain or loss if the holder held such common stock for more than one year at the time of such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation.
The deductibility of capital losses is subject to limitations.

   Termination of Purchase Contract. If a purchase contract terminates, a holder of an Equity Unit will recognize gain or loss equal to the difference between the amount realized, if any, upon such termination and such holder's adjusted tax basis, if any, in the purchase contract at the time of such termination. Any contract adjustment payments received by a holder but not previously included in income by such holder should either reduce such holder's adjusted tax basis in the purchase contract or increase the amount realized on the termination of the purchase contract. Any contract adjustment payments included in a holder's income but not received should increase such holder's adjusted tax basis in the purchase contract. Gain or loss recognized will generally be capital gain or loss and will generally be long-term capital gain or loss if the holder held such purchase contract for more than one year at the time of such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A holder will not recognize gain or loss on the receipt of such holder's senior notes, Treasury securities or the applicable ownership interest in the Treasury portfolio upon termination of the purchase contract and will have the same adjusted tax basis and holding period in such senior notes, Treasury securities or the applicable ownership interest in the Treasury portfolio as before such termination.

   Adjustment to Settlement Rate. A holder of Equity Units might be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment the proportionate interest of holders of Equity Units in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a holder for certain taxable distributions with respect to the common stock.

  Substitution of Treasury Securities to Create or Recreate Treasury Units

   A holder of a Corporate Unit that delivers Treasury securities to the collateral agent in substitution for senior notes or the applicable ownership interest in the Treasury portfolio will generally not recognize gain or loss upon the delivery of such Treasury securities or the release of the senior notes or the applicable ownership interest in the Treasury portfolio to such holder. Such holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such Treasury securities and senior notes or the applicable ownership interest in the Treasury portfolio, and such holder's adjusted tax bases in the Treasury securities and the senior notes or the applicable ownership interest in the Treasury portfolio and the purchase contract will not be affected by such delivery and release.

  Substitution of Senior Notes to Recreate Corporate Units

   A holder of a Treasury Unit that delivers senior notes to the collateral agent in substitution for Treasury securities will generally not recognize gain or loss upon the delivery of such senior notes or the release of the Treasury securities to the holder. Such holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such Treasury securities and senior notes, and such holder's adjusted tax bases in the Treasury securities, the senior notes and the purchase contract will not be affected by such delivery and release.

  Remarketing and Special Event Redemption of Senior Notes

   A remarketing or special event redemption will be a taxable event for holders of senior notes which will have the United States federal income tax consequences described under "Senior Notes--Sales, Exchanges or Other Taxable Dispositions of Senior Notes."

   Ownership of Treasury Portfolio. We and, by acquiring Equity Units, each holder agree to treat such holder as the owner, for United States federal income tax purposes, of the applicable ownership interest in the Treasury portfolio constituting a part of the Corporate Units beneficially owned by such holder in the event of a remarketing of the senior notes on the third business day preceding November 16, 2005 or a special event redemption. Each holder will include in income any amount earned on such pro rata portion of the Treasury portfolio for all tax purposes. The remainder of this summary assumes that holders of Corporate Units will be treated as the owners of the applicable ownership interest of the Treasury portfolio that constitutes a part of such Corporate Units for United States federal income tax purposes.

   Interest Income and Original Issue Discount. Following a remarketing of the senior notes on the third business day preceding November 16, 2005 or a special event redemption, a holder of Corporate Units will be required to treat its pro rata portion of each Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant Treasury securities and that has original issue discount (or, in the case of short-term Treasury securities, acquisition discount, each as defined below) equal to the holder's pro rata portion of the excess of the amounts payable on such Treasury securities over the value of the Treasury securities at the time the collateral agent acquired them on behalf of holders of Corporate Units. A holder, whether on the cash or accrual method of tax accounting, will be required to include original issue discount (other than original issue discount on short-term Treasury securities, as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis. The amount of such excess will constitute only a portion of the total amounts payable in respect of the Treasury portfolio. Consequently, a portion of each scheduled payment to holders will be treated as a return of such holders' investment in the Treasury portfolio and will not be considered current income for United States federal income tax purposes.

   In the case of any Treasury security with a maturity of one year or less from the date of its issue (a "short-term Treasury security"), in general, only accrual basis taxpayers will be required to include the excess of the stated redemption price at maturity over the holder's tax basis in the short-term Treasury security ("acquisition discount") in income as it accrues. Unless such accrual basis holder elects to accrue the acquisition discount on a short-term Treasury security on a constant yield to maturity basis, such acquisition discount will be accrued on a straight-line basis. A holder that obtains the release of its applicable ownership interest of the Treasury portfolio and subsequently disposes of such interest will recognize ordinary income on such disposition to the extent of any gain realized that does not exceed an amount equal to the ratable share of the acquisition discount on the Treasury securities not previously included in income.

   Tax Basis of the Treasury Portfolio. A holder's initial tax basis in such holder's applicable ownership interest of the Treasury portfolio will equal such holder's pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. A holder's adjusted tax basis in the Treasury portfolio will be increased by the amount of original issue discount or acquisition discount included in income with respect thereto and decreased by the amount of cash received with respect to the Treasury portfolio.

Non-U.S. Holders

   The following summary is addressed to non-U.S. holders. A non-U.S. holder is a holder that is not a U.S. holder as defined under "--U.S. Holders." Special rules may apply if such non-U.S. holder is a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company" and is subject to special treatment under the Internal Revenue Code. In addition, this summary does not address holders that at any time beneficially and/or constructively own more than 5% of the Equity Units or the common stock. We are not and do not expect to become a "U.S. real property holding corporation." If we were at any time during the past five years, we are or we become, a United States real property holding corporation, such holders, or, if our common stock ceases to be regularly traded, any non-U.S. holder, may be subject to United States federal withholding and/or income tax on the sale of an Equity Unit or common stock. A non-U.S. holder that falls within any of the foregoing categories should consult its tax advisor to determine the United States federal, state, local and foreign tax consequences that may be relevant to it.

  United States Federal Withholding Tax

   United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount and acquisition discount) on the senior notes, the Treasury securities or the applicable ownership interest in the Treasury portfolio provided that:

  . in the case of the notes, the non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Internal Revenue Code and the Treasury regulations;

  . in the case of the notes, the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; and

  . (a) the non-U.S. holder provides its name, address and certain other information on an Internal Revenue Service Form W-8BEN (or a suitable substitute form), and certifies, under penalties of perjury, that it is not a United States person or (b) the non-U.S. holder holds its senior notes, Treasury securities or applicable ownership interest in the Treasury portfolio through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

   In general, U.S. federal withholding tax at a rate of 30% will apply to the dividends, if any, paid on the shares of common stock acquired under the purchase contract and to any contract adjustment payments made with respect to a purchase contract. If a tax treaty applies, a non-U.S. holder may be eligible for a reduced rate of withholding. Similarly, contract adjustment payments or dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States (and, where a tax treaty applies, are also attributable to a United States permanent establishment maintained by the non-U.S. holder) are not subject to the withholding tax, but instead are subject to United States federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, a non-U.S. holder should provide a properly executed Internal Revenue Service Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed Internal Revenue Service Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with the non-U.S. holder's conduct of a trade or business in the United States.

   In general, United States federal withholding tax will not apply to any gain or income realized by a non-U.S. holder on the sale, exchange or other disposition of the Equity Units, senior notes, purchase contracts, Treasury securities, applicable ownership interest in the Treasury portfolio or common stock acquired under the purchase contracts.

  United States Federal Income Tax

   If a non-U.S. holder is engaged in a trade or business in the United States (and, if a tax treaty applies, if the non-U.S. holder maintains a permanent establishment within the United States) and interest (including original issue discount and acquisition discount) on the senior notes, the Treasury securities and the applicable ownership interest in the Treasury portfolio, dividends on the common stock and, to the extent they constitute taxable income, contract adjustment payments made with respect to the purchase contracts are effectively connected with the conduct of that trade or business (and, if a tax treaty applies, that permanent establishment), such non-U.S. holder will be subject to United States federal income tax (but not withholding tax), on the interest, original issue discount, acquisition discount, dividends and contract adjustment payments on a net income basis in the same manner as if such non-U.S. holder were a U.S. holder. In addition, a non-U.S. holder that is a foreign corporation may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

   Any gain or income realized on the disposition of an Equity Unit, a purchase contract, a senior note, a Treasury security, the applicable ownership interest in the Treasury portfolio or common stock acquired under the purchase contract will generally not be subject to United States federal income tax unless:

  . that gain or income is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States; or

  . the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding Tax and Information Reporting

   Unless a U.S. holder is an exempt recipient, such as a corporation, payments we make with respect to the Equity Units, senior notes, Treasury securities, the applicable ownership interest in the Treasury portfolio or common stock, the proceeds received with respect to a fractional share of common stock upon the settlement of a purchase contract, and the proceeds received from a sale of Equity Units, senior notes, Treasury securities, the applicable ownership interest in the Treasury portfolio or common stock may be subject to information reporting and may also be subject to United States federal backup withholding tax at the applicable rate if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements.

   Any amounts so withheld under the backup withholding rules may be allowed as a credit against the U.S. holder's United States federal income tax liability provided the required information is furnished to the IRS.

                             ERISA CONSIDERATIONS

   Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit pension, profitsharing or other employee benefit plans, as well as individual retirement accounts and Keogh plans subject to
Section 4975 of the Code ("Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to certain Plans. As a result of our business, we may be a Party in Interest with respect to certain Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of our ownership of our subsidiaries), the purchase and holding of the Equity Units, Corporate Units and Treasury Units (and any securities comprising or underlying such securities) by or on behalf of the Plan may be a prohibited lending transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

   Accordingly, the Equity Units, Corporate Units and Treasury Units (and any securities comprising or underlying such securities) may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under prohibited Transaction Class Exemption ("PTCE") 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S.
Department of Labor or there was some other basis on which the purchase and holding of the Equity Units, Corporate Units and Treasury Units (and any securities comprising or underlying such securities) by the Plan Asset Entity is not prohibited. Any purchaser or holder of the Equity Units, Corporate Units and Treasury Units (and any securities comprising or underlying such securities) or any interest therein will be deemed to have represented by its purchase and holding thereof that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing the Equity Units, Corporate Units and Treasury Units (and any securities comprising or underlying such securities) on behalf of or with "plan assets" of any Plan or (b) its purchase and holding of the Equity Units, Corporate Units and Treasury Units (and any securities comprising or underlying such securities) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or there is some basis on which such purchase and holding is not prohibited.

   Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to these "prohibited transaction" rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents.

   Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the Equity Units, Corporate Units and Treasury Units (and any securities comprising or underlying such securities) on behalf of or with "plan assets" of any Plan consult with their counsel regarding the relevant provisions of ERISA and the Code and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                 UNDERWRITING

   We are offering the Corporate Units described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC, Credit Suisse First Boston Corporation and UBS Warburg LLC are acting as joint book-running managers and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, the number of Corporate Units listed next to its name in the following table:

                                                       Number of
             Name                                   Corporate Units
             ----                                   ---------------
             Banc of America Securities LLC........    6,160,000
             Credit Suisse First Boston Corporation    6,160,000
             UBS Warburg LLC.......................    6,160,000
             Banc One Capital Markets, Inc.........      880,000
             Deutsche Bank Securities Inc..........      880,000
             J.P. Morgan Securities Inc............      880,000
             Salomon Smith Barney Inc..............      880,000
                                                      ----------
                    Total..........................   22,000,000
                                                      ==========

   The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the Corporate Units if they buy any of them. The underwriters will sell the Corporate Units to the public when and if the underwriters buy the Corporate Units from us.

   The underwriters will initially offer the Corporate Units to the public at the price specified on the cover page of this prospectus supplement. The underwriters may allow to selected dealers a concession of not more than $0.90 per Corporate Unit. The underwriters may also allow, and any dealers may reallow, a concession of not more than $0.10 per Corporate Unit to selected other dealers. If all the Corporate Units are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The Corporate Units are offered subject to a number of conditions, including:

  .  receipt and acceptance of the Corporate Units by the underwriters, and

  .  the underwriters' right to reject orders in whole or in part.

   We have granted the underwriters an option to purchase up to 3,000,000 additional Corporate Units at the public offering price less the underwriting discounts and commissions, which purchase must be completed within a 13-day period beginning on the date of original issuance of the Corporate Units. The underwriters may exercise this option solely for the purpose of covering any over-allotments made in connection with this offering. If the underwriters exercise this option, they will each purchase additional Corporate Units approximately in proportion to the amounts specified in the table above.

   Prior to this offering, there has been no public market for the Corporate Units. The Corporate Units have been approved for listing on the New York Stock Exchange under the symbol "BAX Pr," subject to official notice of issuance.

   The following table shows, on a per unit and total basis, the public offering price, underwriting discounts and commissions to be paid to the underwriters and proceeds before expenses to us, assuming both no exercise and full exercise of the underwriters' option to purchase additional Corporate Units.

                                      Per Corporate Unit Without Option  With Option
                                      ------------------ -------------- --------------
Public offering price................       $50.00       $1,100,000,000 $1,250,000,000
Underwriting discount and commissions       $ 1.50       $   33,000,000 $   37,500,000
Proceeds, before expenses, to Baxter.       $48.50       $1,067,000,000 $1,212,500,000

   We estimate that the expenses of this offering, not including the underwriting discounts and commissions, will be approximately $100,000. These expenses are payable by us.

   We and certain of our executive officers have entered into a lock-up agreement with the underwriters. Under this agreement, we and these executive officers may not, without the prior written approval of the representatives, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exchangeable for our common stock (other than the Equity Units, the common stock to be issued to the underwriters in our concurrent common stock offering or issuances of common stock pursuant to the conversion or exchange of convertible securities or the exercise of warrants or options, grants of employee stock options or issuance of common stock pursuant to the exercise of such options). These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without notice, the representatives may, in their sole discretion, release all or some of the securities from this lock-up agreement.

   We will indemnify the underwriters against various liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

   In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the Corporate Units, including:

  .  stabilizing transactions;

  .  short sales;

  .  syndicate covering transactions;

  .  imposition of penalty bids; and

  .  purchases to cover positions created by short sales.

   Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Corporate Units while this offering is in progress. Stabilizing transactions may include making short sales of the Corporate Units, which involves the sale by the underwriters of a greater number of Corporate Units than they are required to purchase in this offering, and purchasing Corporate Units from us or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

   The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing Corporate Units in the open market. In making this determination, the underwriters will consider, among other things, the price of the Corporate Units available for purchase in the open market compared to the price at which the underwriters may purchase Corporate Units pursuant to the over-allotment option.

   A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Corporate Units in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase Corporate Units in the open market to cover the position.

   The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase Corporate Units in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters or selling group members that sold those Corporate Units as part of this offering to repay the concession received by them.

   As a result of these activities, the price of the Corporate Units may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

   The underwriters and their affiliates have provided certain commercial banking, financial advisory and investment banking services to us and our affiliates for which they have received customary fees. Certain affiliates of Banc of America Securities LLC and UBS Warburg LLC are counterparties under forward purchase contracts pursuant to which we have agreed to purchase shares of our common stock. We expect to use a portion of the proceeds from this offering to pay outstanding obligations under these forward purchase contracts and other forward purchase contracts with unrelated counterparties. After use of the proceeds, some of the underwriters may continue to have forward purchase contracts outstanding with us. An affiliate of Banc One Capital Markets, Inc. will be the trustee under the indenture and the collateral agent and the purchase contract agent for the Equity Units. Substantially all of the underwriters are underwriters in our concurrent common stock offering. The underwriters and their affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.

   In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

   Because it is expected that more than 10% of the net proceeds of this offering may be paid to affiliates of the underwriters, the offering is being conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

                         NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the Equity Units in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the Equity Units in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Equity Units.

Representations of Purchasers

   By purchasing Equity Units in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

  . the purchaser is entitled under applicable provincial securities laws to purchase the Equity Units without the benefit of a prospectus qualified under those securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent, and

  .  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action--Ontario Purchasers Only

   Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

   All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

   Canadian purchasers of Equity Units should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

Relationship with Affiliates of Certain Underwriters

   We are in compliance with the terms of the indebtedness owed by us to affiliates of the underwriters. The decision of the underwriters to distribute our shares of common stock was not influenced by their respective affiliates that are our lenders and those affiliates had no involvement in determining whether or when to distribute our shares of common stock under this offering or the terms of this offering. The underwriters will not receive any benefit from this offering other than the underwriting discounts and commissions paid by us.

                         VALIDITY OF THE EQUITY UNITS

   The validity of the purchase contracts, the underlying common stock and the senior notes will be passed upon for us by our Senior Vice President and General Counsel, Thomas J. Sabatino, Jr., and for the underwriters by Davis Polk & Wardwell, New York, New York. As of December 11, 2002, Mr. Sabatino owned 120,883 shares of our common stock and options to purchase an additional 574,140 shares of our common stock, of which 277,140 are exercisable within 90 days. Certain tax matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom, L.L.P., New York, New York.

                            INDEPENDENT ACCOUNTANTS

   The financial statements incorporated in this prospectus supplement, in the accompanying prospectus and in the registration statement by reference to the Annual Report on Form 10-K for the year ended December 31,

2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   With respect to the unaudited financial information of Baxter International Inc. for the three-month periods ended March 31, 2002 and 2001, the six-month periods ended June 30, 2002 and 2001 and the nine-month periods ended September 30, 2002 and 2001, incorporated by reference in this prospectus supplement and the accompanying prospectus and in the registration statement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 30, 2002, July 31, 2002 and November 4, 2002 incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

                          INCORPORATION BY REFERENCE

   We incorporate by reference in this prospectus supplement the following documents filed by us with the SEC:

  .  our Annual Report on Form 10-K for the year ended December 31, 2001;

  . our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2002;

  . our Current Reports on Form 8-K dated August 7, September 16, and December 3, 2002;

  . the description of our common stock in our registration filed with the SEC under Section 12 of the Securities Exchange Act of 1934, including any subsequent amendment or any report filed for the purpose of updating such description; and

  . the description of our Series B Junior Participating Preferred Stock Purchase Rights (currently traded with our common stock), filed in our Form 8-A dated May 30, 2001.

   Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus supplement if a statement contained in this prospectus supplement or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We also incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus supplement until we or the underwriters sell all of the offered securities.

   Statements made in this prospectus supplement or in any document incorporated by reference in this prospectus supplement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

   You may request a copy of these filings at no cost, by writing or calling us at the following address: Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015 (Telephone: (847) 948-2000).

Prospectus

[LOGO] Baxter
                           Baxter International Inc.

                            Up to $2,500,000,000 of
                          Common Stock, $1 Par Value
                                Preferred Stock
                          Convertible Preferred Stock
Warrants to Purchase Common Stock or Debt Securities Convertible Debt Securities
                           Equity Purchase Contracts
                             Equity Purchase Units
                                Debt Securities

                               -----------------

   Baxter International Inc. may offer from time to time up to $2,500,000,000 of any combination of the securities described in this prospectus. The terms of each such offering will be determined when an agreement to sell is made. Securities we may sell include:

              .  common stock          . preferred stock

              .  convertible debt
                 securities            . convertible preferred stock

              .  stock or debt
                 warrants              . debt securities

              .  equity purchase
                 contracts             . equity purchase units

   Unless the context otherwise requires, the terms "Company," "we," "us," and "our" in this prospectus refer to Baxter International Inc., a Delaware corporation, together with its subsidiaries. Unless the context otherwise indicates, "common stock" refers to the common stock, $1 par value per share, of Baxter International Inc. and the associated Series B junior participating preferred stock purchase rights (currently traded with our common stock). Any or all of the above securities are referred to as "offered securities" in this prospectus.

   We will provide specific terms of the offered securities to be sold in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. A supplement may also change or update information contained in this prospectus. We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement. Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

   Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                               -----------------

               The date of this prospectus is November 20, 2002

                              NOTICE TO INVESTORS

   You should rely only on the information contained, or incorporated by reference, in this prospectus. We have not authorized anyone to provide you with different or additional information. you should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a universal "shelf" registration process for a delayed, or continuous, or intermittent offering process. Under this shelf registration process, we may issue and sell, from time to time, the offered securities in one or more offerings.

   This prospectus provides you with a general description of the securities which may be offered by us. Each time we sell securities, we are required to provide you with a prospectus and a prospectus supplement containing specific information about us and the terms of that particular offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those offered securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with additional information described under "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's Web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   We incorporate by reference in this prospectus the following documents filed by us with the SEC:

  .  our Annual Report on Form 10-K for the year ended December 31, 2001;

  . our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2002;

  .  our Current Reports on Form 8-K dated August 7, and September 16, 2002;

  . the description of our common stock in our registration filed with the SEC under Section 12 of the Securities Exchange Act of 1934, including any subsequent amendment or any report filed for the purpose of updating such description; and

  . the description of our Series B Junior Participating Preferred Stock Purchase Rights (currently traded with our common stock), filed in our Form 8-A dated May 30, 2001.

   Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus until we or the underwriters sell all of the offered securities.

   Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

   You may request a copy of these filings at no cost, by writing or calling us at the following address: Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015 (847) 948-2000.

                 CAUTION REGARDING FORWARD-LOOKING STATEMENTS

   Statements throughout this prospectus that are not historical facts, (including material incorporated herein by reference) are forward-looking statements. These statements are based on our current expectations and involve numerous risks and uncertainties. Some of these risks and uncertainties are factors that affect all international businesses, while some are specific to us and the health care arenas in which we operate.

   Many factors could affect our actual results, causing results to differ, and possibly differ materially, from those expressed in any such forward-looking statements. These factors include, but are not limited to, interest rates; technological advances in the medical field; economic conditions; demand and market acceptance risks for new and existing products, technologies and health-care services; the impact of competitive products and pricing; manufacturing capacity; new plant start-ups; global regulatory, trade and tax policies; regulatory, legal or other developments relating to the company's Series A, AF and AX dialyzers; continued price competition; product development risks, including technological difficulties; ability to enforce patents; actions of regulatory bodies and other government authorities; reimbursement policies of government agencies; commercialization factors; results of product testing; and other factors described in this prospectus and in our other filings with the SEC.

   Additionally, as discussed in the "Legal Proceedings" section of our most recently filed Quarterly Report on Form 10-Q, upon the resolution of certain legal matters, we may incur charges in excess of presently established reserves. Any such charge could have a material adverse effect on our results of operations or cash flows in the period in which it is recorded or paid.

   Currency fluctuations are also a significant variable for global companies, especially fluctuations in local currencies where hedging opportunities are unreasonably expensive or unavailable. If the United States dollar strengthens against most foreign currencies, growth rates in our sales and net earnings could be negatively impacted. We believe that our expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, but there can be no assurance that the actual results or performance of the company will conform to any future results or performance expressed or implied by such forward-looking statements.

                               ABOUT THE COMPANY

Baxter International Inc. and our Subsidiaries

   We were incorporated under Delaware law in 1931. Throughout the rest of this section, except as otherwise indicated in information incorporated by reference, "we" or "our" means Baxter International Inc., taken together with its subsidiaries as a consolidated enterprise. We engage in the worldwide development, manufacture and distribution of a diversified line of products, systems and services used primarily in the health care field. We manufacture products in 28 countries and sell them in over 100 countries. Health care is concerned with the preservation of health and with the diagnosis, cure, mitigation and treatment of disease and body defects and deficiencies. Our products are used by hospitals, clinical and medical research laboratories, blood and blood dialysis centers, rehabilitation centers, nursing homes, doctors' offices and by patients, at home, under physician supervision.

   We operate as a global leader in critical therapies for life-threatening conditions. Our continuing operations are comprised of three segments:
Medication Delivery, which provides a range of intravenous solutions and specialty products that are used in combination for fluid replenishment, nutrition therapy, pain management, antibiotic therapy and chemotherapy; BioScience, which develops biopharmaceuticals, biosurgery products, vaccines and blood collection, processing and storage products and technologies; and Renal, which develops products and provides services to treat end-stage kidney disease. Our three businesses enjoy leading positions in the medical products and services fields.

                                USE OF PROCEEDS

   Except as otherwise set forth in any Prospectus Supplement relating to the Offered Securities, we will use the net proceeds from the sale of the Offered Securities for working capital, to repay our existing debt, to fund acquisitions, for our capital expenditures and for general corporate purposes.

   We will include a more detailed description of the use of proceeds from any specific offering of securities in the prospectus supplement relating to the offering.

                                 COMMON STOCK

In General

   This description of our common stock is a summary. You should keep in mind, however, that it is our certificate of incorporation and our bylaws, and not this summary, which defines any rights you may acquire as a securityholder. There may be other provisions in these documents which are also important to you. You should read these documents for a full description of the terms of our capital stock. Our certificate of incorporation and our bylaws are incorporated by reference as exhibits to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

   Subject to any preferential rights of any preferred stock created by our board of directors, as a holder of our common stock you are entitled to such dividends as our board of directors may declare from time to time out of funds that we can legally use to pay dividends. The holders of common stock possess exclusive voting rights, except to the extent our board of directors specifies voting power for any preferred stock that, in the future, may be issued.

   As a holder of our common stock, you are entitled to one vote for each share of common stock and do not have any right to cumulate votes in the election of directors. In the event of our liquidation, dissolution or winding-up, you will be entitled to receive on a proportionate basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of preferred stock. Our common stock is listed on the New York Stock Exchange under the symbol "BAX".

Rights Plan

   In November 1998, our board of directors declared a dividend distribution of one right for each outstanding share of common stock. In February 2001, our board of directors declared a two-for-one stock split in the form of a 100% stock distribution to holders of our common stock.

   As a result of the stock split, our rights plan was adjusted as of the end of May 2001, so that each share of our common stock is now accompanied by one-half of one right. Each full right entitles the holder to purchase from the Company one one-hundredth of a share of series B junior participating preferred stock at a price of $275 per one one-hundredth of a share, subject to adjustment. Initially, the rights are attached to all certificates representing our common stock and no separate rights certificates have been issued. The rights will separate from our common stock upon the earlier of:

  . ten business days following the public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of our common stock; or

  . ten business days following the commencement of a tender or an exchange offer that would result in a person or group owning 15% or more of the outstanding shares of our common stock;

unless the person or group has offered to acquire all of the outstanding shares of our common stock and our independent directors have determined that such offer is in the best interests of the Company and its stockholders. The rights are not exercisable until one of the two events listed above has occurred and will expire on March 23, 2009.

   Upon the happening of one of the events listed above, each right (other than rights held by the acquiring person) will be exercisable for our common stock having a value equal to two times the exercise price of the right. If the Company is acquired or sells 50% or more of its assets, then each right will be exercisable for common stock in the surviving or transferee corporation having a value equal to two times the exercise price of the right.

   At any time up to ten days after the happening of one of the events listed above, Baxter may redeem the rights at a price of $.01 per right.

Other Charter and Bylaw Provisions

   In addition, our restated certificate of incorporation (the "charter") may have anti-takeover effects. Our charter provides, among other things, for a classified board of directors divided into three classes and stockholder action only at a stockholders' meeting and not by written consent. In addition, our bylaws provide, among other things, that stockholders wishing to nominate a director at an annual meeting or at a special meeting called for the purpose of electing directors must comply with strict advance written notice provisions. Our bylaws also provide that special meetings of stockholders may be called only by the chairman of our board of directors, or certain of our officers, or by resolution of our directors.

                                PREFERRED STOCK

   We will describe the particular terms of any series of preferred stock in the prospectus supplement relating to the offering of any such offered securities.

   We will fix or designate the rights, preferences, privileges and restrictions, including any dividend rights, voting rights (if any), terms of redemption, retirement and sinking fund provisions (if any) and liquidation preferences (if any), of any series of preferred stock through a certificate of designation adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which shares of any series of preferred stock are redeemable, convertible or exchangeable into common stock in the prospectus supplement relating to the offering. The redemption, conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you will receive as a holder of preferred stock would be converted or exchanged or redeemed.

                          CONVERTIBLE PREFERRED STOCK

   We will describe the particular terms of any series of convertible preferred stock in the prospectus supplement relating to the offering of any such offered securities.

   We will fix or designate the conversion rights, preferences, privileges and restrictions, including any dividend rights, voting rights (if any), terms of redemption, retirement and sinking fund provisions (if any) and liquidation preferences (if any), of any series of convertible preferred stock through a certificate of designation adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into our debt securities or common stock in the prospectus supplement relating to the offering. The conversion, redemption or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you will receive as a holder of convertible preferred stock would be converted or exchanged or redeemed.

                            STOCK AND DEBT WARRANTS

   We may issue warrants, including warrants to purchase debt securities, preferred stock, common stock or other securities issued by us. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to any warrants that we offer.


   We will also describe in the applicable prospectus supplement the amount of securities called for by the warrants, any amount of warrants outstanding, and any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. Prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock or common stock purchasable upon any such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon the exercise.

Exercise of Warrants

   We will describe in the prospectus supplement relating to the warrants the principal amount or the number of shares of our securities that you may purchase for cash upon exercise of a warrant, and the exercise price. Exercise a warrant may occur, as described in the applicable prospectus supplement relating to the warrants, at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

   We will forward the securities deliverable upon the exercise of any warrant reasonably promptly after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

                          CONVERTIBLE DEBT SECURITIES

   We will describe the particular terms of any series of convertible debentures or other convertible debt issuable by us, in the prospectus supplement relating to any such offered securities.

   We will fix or designate the rights, preferences, privileges and restrictions, including conversion rights, interest rate and other rights, including terms of redemption, retirement and sinking fund provisions (if any) and liquidation preferences, if any, of any series of convertible debt through an instrument adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which such instruments are convertible or exchangeable into common stock in the prospectus supplement relating to the applicable offering. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you will receive as a holder of the convertible debt would be converted or exchanged or redeemed.

              EQUITY PURCHASE CONTRACTS AND EQUITY PURCHASE UNITS

   We may issue any form of equity purchase contracts, including contracts obligating you to purchase from us, and for us to sell to you, a specific number of shares of common stock or preferred stock, or other equity, at a future date or dates. The price per share of preferred stock or common stock or other equity may be fixed at the time the equity purchase contracts are issued or may be determined by reference to a specific formula described in the equity purchase contracts. We may issue the equity purchase contract separately or as a part of units consisting of an equity purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing your obligations to purchase the preferred stock or the common stock or other equity under the purchase contracts. The equity purchase contracts may require us to make periodic payments to you or vice versa and the payments may be unsecured or pre-funded on some basis. The equity purchase contracts may require you to secure your obligations in a specified manner. We will describe in the applicable prospectus supplement the terms of any equity purchase contracts or equity purchase units.

                                DEBT SECURITIES

   The debt securities will be our unsecured and unsubordinated obligations issued in one or more series and will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. The debt securities will be issued under an indenture to be entered into between us and Bank One Trust Company, N.A., as trustee. The terms of any series of debt securities will be those specified in the indenture, as amended or supplemented from time to time, and in the certificates evidencing that series of debt securities.

   The following summary of selected provisions of the indenture and the debt securities is not complete, and the summary of selected terms of a particular series of debt securities included in the applicable prospectus supplement also will not be complete. You should review the indenture and the form of certificate evidencing the applicable debt securities, each of which have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the indenture or the form of certificate for the debt securities, see "Where You Can Find More Information" in this prospectus. The following summary and the summary in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the indenture and the certificates evidencing the debt securities. The provisions of the indenture and the debt certificates, including defined terms, are incorporated by reference in this prospectus. Terms used in this section have the meanings assigned to those terms in the indenture. When we refer to "we", "us" or "our" in this section or when we otherwise refer to ourselves in this section, we mean Baxter International Inc., excluding, unless otherwise expressly stated or the context otherwise requires, our subsidiaries.

   The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When we offer to sell a series of debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

   The debt securities may be issued from time to time in one or more series. We can issue an unlimited amount of debt securities under the indenture. The indenture provides that we may issue debt securities of any series in an amount up to the aggregate principal amount which is authorized from time to time by us. Please read the applicable prospectus supplement relating to the series of debt securities being offered for specific terms including, where applicable:

  .  the title of the series of debt securities;

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

  . any limit on the aggregate principal amount of debt securities of the series;

  .  the price or prices at which we will issue debt securities of the series;

  . the date or dates on which we will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, that will used to determine those dates;

  . the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, that will be used to determine those rates;

  . the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

  . the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, that will be used to determine those dates;

  . the dates on which the interest, if any, on the debt securities of the series will commence accruing and will be payable and the record dates for the payment of interest;

  . the place or places where amounts due on the debt securities of the series will be payable and where the debt securities of the series may be surrendered for registration of transfer and exchange;

  . the terms and conditions, if any, upon which we may, at our option, redeem debt securities of the series;

  . the terms and conditions, if any, upon which we will repurchase debt securities of the series at the option of the holders of debt securities of the series;

  .  the terms of any sinking fund or analogous provision;

  . if other than United States dollars, the currency to be used to purchase the debt securities of the series and the currency to be used for payments on debt securities of the series, and the ability or the ability of the holders of debt securities of the series, if any, to have payments made in any other currency;

  . any addition to, or modification or deletion of, any covenant or event of default with respect to debt securities of the series;

  . whether the debt securities of the series are to be issuable in registered or bearer form or both and, if in bearer form, whether we will issue any debt securities of the series in temporary or permanent global form and, if so, the identity of the depositary for the global debt security;

  . whether and under what circumstances we will pay any additional amounts in respect of certain taxes, assessments or other governmental charges imposed on holders of the series of debt securities who are United States Aliens ("additional amounts") and, if so, whether we will have the option to redeem the series of debt securities rather than pay any additional amounts;

  . the person to whom any interest on any registered securities of the series of debt securities will be payable, if different than the person in whose name a registered security is registered at the close of business on the regular record date for that payment;

  . the manner in which, or the person to whom, any interest on any bearer security of the series of debt securities will be payable, if different than upon presentation and surrender of the coupons relating to the bearer security;

  . the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid, if other than in the manner provided in the indenture;

  . the portion of the principal amount of the series of debt securities which will be payable upon acceleration if other than the full principal amount;

  . the authorized denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple of $1,000, in the case of registered securities, or $5,000, in the case of bearer securities;

  . if the amount of payments on the series of debt securities may be determined with reference to an index, formula or other method or methods ("indexed securities") and the manner used to determine those amounts; and

  .  any other terms of debt securities of the series.

   As used in this prospectus and any prospectus supplement relating to the offering of debt securities, references to the principal of and premium, if any, and interest, if any, on the series of debt securities include the payment of additional amounts, if any, required by the series of debt securities in that context.

   Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

   If the purchase price of any debt securities is payable in a foreign currency or currency unit or if the principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in a foreign currency or currency unit, the specific terms of those debt securities and the applicable foreign currency or currency unit will be specified in the prospectus supplement relating to those debt securities.

   The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. If expressly provided in the applicable prospectus supplement, we may, without the consent of the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series or establish additional or different terms of that series.

Registration, transfer, payment and paying agent

   Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The indenture, however, provides that we may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person, as defined below, other than offices located outside the United States of specified United States financial institutions. "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. "United States" means the United States of America, including the states thereof and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction. Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws. The applicable procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer securities.

   Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for conversion into or exchange for other types of securities, at an office or agency maintained by the trustee in the Borough of Manhattan, The City of New York. However, we, at our option, may make payments of interest on any registered security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States. No service charge will be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any conversion or exchange of debt securities for other types of securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that transaction.

   Unless otherwise indicated in the applicable prospectus supplement, payment of principal, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at an office or agency outside the United States. Unless otherwise indicated in the applicable prospectus supplement, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to that interest payment date. Unless otherwise indicated in the applicable prospectus supplement, no payment of principal, premium, if any, or interest, if any, with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by wire transfer to an account maintained with a bank located in the United States. However, if any bearer securities are payable in United States dollars, payments on those bearer securities may be made at the corporate trust office of the trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, if, but only if, payment of the full amount due on the bearer securities for principal, premium, if any, or interest, if any, at all offices outside of the United States maintained for that purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

   Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

  . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series having the same terms to be redeemed and ending at the close of business on the day of that selection;

  . register the transfer of or exchange any registered security, or portion of any registered security, selected for redemption, except the unredeemed portion of any registered security being redeemed in part;

  . exchange any bearer security selected for redemption, except to exchange a bearer security for a registered security of that series having the same terms that is simultaneously surrendered for redemption; or

  . issue, register the transfer of or exchange a debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Book-entry debt securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

   We anticipate that global debt securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, and that global debt securities will be registered in the name of DTC's nominee, Cede & Co. We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements will be described in the applicable prospectus supplement.

   DTC has advised us that it is:

  .  a limited-purpose trust company organized under the New York Banking Law;

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  .  a "banking organization" within the meaning of the New York Banking Law;

  .  a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  . a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

   DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except under the limited circumstances described below.

   To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The direct and indirect participants are responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

   Redemption notices will be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the debt securities to be redeemed.

   In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

   Principal and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date unless

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DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

   Except under the limited circumstances described in this prospectus, beneficial owners of interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the indenture.

   The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

   DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time by giving reasonable notice to use or the trustee. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, if

  . DTC notifies us that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Securities Exchange Act and a successor depositary for the debt securities of the series is not appointed within 90 days of the notification or of our becoming aware of DTC's ceasing to be so registered, as the case may be,

  . we determine, in our sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

  . an event of default under the indenture has occurred and is continuing with respect to the debt securities of any series,

we will prepare and deliver to the trustee certificates for the debt securities of that series, which will deliver the certificates in exchange for beneficial interests in the global debt securities. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that DTC will direct. It is expected that these directions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt securities.

   We obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Outstanding debt securities

   In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture:


  . the principal amount of an original issue discount security that will be deemed to be outstanding for these purposes will be that portion of the principal amount of the original issue discount security that could be declared to be due and payable upon a declaration of acceleration of the original issue discount security as of the date of the determination;

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  .  the principal amount of any indexed security that will be deemed to be outstanding for these purposes will be the principal face amount of the indexed security determined on the date of its original issuance;

  . the principal amount of a debt security denominated in a foreign currency that will be deemed to be outstanding for these purposes will be the United States dollar equivalent, determined on the date of original issue of the debt security, of the principal amount of the debt security; and

  . a debt security owned by us or any obligor on the debt security or any affiliate of ours or the other obligor will not be deemed to be outstanding.

Redemption and repurchase

   The debt securities of any series may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase by us at the option of the holders. The applicable prospectus supplement will describe the terms, the times and the prices regarding any optional or mandatory redemption or option to repurchase any series of debt securities.

Restrictive Covenants

   Restrictions on the creation of secured debt. The indenture provides that we will not, and will not cause or permit a restricted subsidiary to, create, incur, assume or guarantee any indebtedness borrowed by us or our restricted subsidiaries that is secured by a security interest in any of our principal facilities or shares of stock owned directly or indirectly by us or a restricted subsidiary or by indebtedness borrowed by one of our restricted subsidiaries from us or another of our restricted subsidiaries ("secured debt") unless the debt securities will be secured equally and ratably with or prior to the secured debt, with exceptions as listed in the indenture. These restrictions do not apply to indebtedness secured by:

  . security interests on any property, which is a parcel of real property at a manufacturing plant, a warehouse or an office building and which is acquired, constructed, developed or improved by us or a restricted subsidiary, which secures or provides for the payment of all or any part of the acquisition cost of the property or the cost of the construction, development or improvement of the property and which is created prior to, at the same time or within 120 days after the completion of the acquisition of the property or the later to occur of the completion, development or improvement or the commencement or operation, use or commercial production of the property;

  . security interests on property at the time of its acquisition by us or a restricted subsidiary which secure obligations assumed by us or a restricted subsidiary;

  . security interests arising from conditional sales agreements or title retention agreements with respect to property acquired by us or any of our restricted subsidiaries;

  . security interests existing on the property or on the outstanding shares or indebtedness of a corporation or firm at the time the corporation or firm becomes a restricted subsidiary or is merged or consolidated with us or a restricted subsidiary or or sells, leases or otherwise disposes of substantially all of its property to us or one of our restricted subsidiaries;

  . security interests securing indebtedness of a restricted subsidiary owed to us or to another restricted subsidiary;

  . mechanics' and other statutory liens in respect of obligations not due or being contested;

  . security interests for taxes, assessments or governmental changes or levies not yet delinquent or security interests for taxes, assessments or governmental changes or levies already delinquent but which are being contested;

  . security interests arising in connection with legal proceedings, including judgment liens, so long as the proceedings are being contested and, in the case of judgment liens, the execution has been stayed;

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  .  landlords' liens on fixtures;

  . security interests arising in connection with contracts and subcontracts with or made at the request of the United States, any state, or any department, agency or instrumentality of the Unites States or any state;

  . security interests that secure an obligation issued by the United States of America or any state, territory or possession of the United States or any of their political subdivisions or the District of Columbia, in connection with the financing of the cost of construction or acquisition of a principal facility or a part of a principal facility;

  . security interests by reason of deposits to qualify us or a restricted subsidiary to conduct business, to maintain self-insurance, or to comply with law;

  . the extension of any security interest existing on the date of the indenture on a principal facility to additions, extensions or improvements to the principal facility and not as a result of borrowing money or the securing of indebtedness incurred after the date of the indenture; and

  . any extension, renewal or refunding, or successive extensions, renewals or refundings, in whole or in part of by secured debt secured by any security interest listed to above, provided that the principal amount of the secured debt does not exceed the principal amount outstanding immediately prior to the extension, renewal or refunding and that the security interest securing the secured debt is limited to the property which, immediately prior to the extension, renewal or reducing, secured the secured debt and additions to the property.

   For purposes of the indenture, our "principal facilities" are our manufacturing plants, warehouses, office buildings or parcels of real property owned by us or any of our restricted subsidiaries, provided each plant, warehouse, office building or parcel of real property has a gross book value, without deduction for any depreciation reserves, in excess of 2% of consolidated net tangible assets other than any facility which is determined by our board of directors to not be of material importance. For purposes of the indenture, our consolidated net tangible assets are the total amount of assets which would be included on our consolidated balance sheet under generally accepted accounting principles after deducting all short-term liabilities and liability items, except for indebtedness payable more than one year from the date of incurrence and all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other like intangibles except for prepaid royalties.

   In addition to the foregoing, we and our restricted subsidiaries may create, incur, assume or guarantee secured debt, without equally and ratably securing the debt securities, if and only to the extent that, the sum of

  . the amount of secured debt entered into after the date of the indenture, other than secured debt permitted as listed in the preceding paragraph, plus

  . the aggregate value of sale and leaseback transactions entered into after the date of the indenture, other than sale and leaseback transactions permitted under the second bullet point under "Restrictions on sale and leaseback transactions,"

does not exceed 5% of our consolidated net tangible assets.

   For purposes of the indenture, our "restricted subsidiaries" are those corporations in which we own voting securities entitling us to elect a majority of the directors and which are either designated as restricted subsidiaries in accordance with the indenture or:

  . existed as such on the date of the indenture or is the successor to, or owns, any equity interest in, a corporation which so existed;

  .  has its principal business and assets in the United States;

  . the business is other than the obtaining of financing in capital markets outside the United States or the financing of the acquisition or disposition of real or personal property or dealing in real property for residential or office building purposes; and

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

  . does not have assets substantially all of which consist of securities of one or more corporations which are not restricted subsidiaries.

   Restrictions on sale and leaseback transactions. The indenture provides that we will not, and will not permit any restricted subsidiary to, enter into any sale or transfer of any principal facility which has been in operation, use or commercial production for more than 120 days prior to the sale or transfer, or which, in the case of a principal facility which is a parcel of real property other than a manufacturing plant, warehouse or office building, has been owned by us or one of our restricted subsidiaries for more than 120 days prior to the sale or transfer, if the sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease, of the principal facility to us or one of our restricted subsidiaries, except a lease for a period not exceeding 36 months or that secures or relates to obligations issued by the United States, or any state, in connection with the financing of the cost of construction or acquisition of the principal facility ("sale and leaseback transaction"), unless:

  . we or our restricted subsidiary would be entitled to incur secured debt permitted by the indenture only by reason of the provision described in the second paragraph under the sub-heading "Restrictions on the creation of secured debt" equal in amount to the value of the sale and leaseback transaction without equally and ratably securing the debt securities; or

  . we or our restricted subsidiary apply within one year, or commit to apply within one year, an amount equal to the net proceeds of the property sold pursuant to the sale and leaseback transaction to:

 --the acquisition, construction or improvement of properties which are or will be a principal facility, or

 --the optional redemption of debt securities or to the repayment of other superior indebtedness of us or of any restricted subsidiary.

   For purposes of the indenture, "superior indebtedness" means any of our obligations, or the obligations of any of our restricted subsidiaries, which:

  .  when created, are payable at least one year later;

  . should be shown on our consolidated balance sheet in accordance with generally accepted accounting principles; and

  . are not subordinate and junior in right of payment to the prior payment of our debt securities.

   Instead of applying all or any part of the proceeds of a sale and leaseback transaction to the redemption of debt securities, we may deliver to the trustee, within one year of the transfer, debt securities for cancellation and thereby reduce the amount to be applied to the redemption of debt securities by an amount equivalent to the aggregate principal amount of the debt securities delivered. Debt securities so redeemed or delivered will not be used as credits against any mandatory sinking fund payments.

   Restrictions on transfers of principal facilities. The indenture provides that we will not, nor will we permit any restricted subsidiary to, transfer any principal facility to any of our subsidiaries which is not a restricted subsidiary unless we or it apply within one year, or commit to apply within one year, an amount equal to the fair value of the principal facility at the time of the transfer:

  . to the acquisition, construction, development or improvement of a principal facility or part of a principal facility; or

  . to the optional redemption of debt securities or to the repayment of our superior indebtedness or the superior indebtedness of any of our restricted subsidiaries.

   In lieu of applying all or any part of the amount to the redemption of securities, we may deliver to the trustee securities for cancellation and thereby reduce the amount to be applied to the redemption of securities by

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

the principal amount of the securities so delivered. Securities so redeemed or delivered will not be used as credits against any mandatory sinking fund payments.

Restrictions on mergers, consolidations and transfers of assets

   The indenture provides that we will not consolidate or merge into or transfer or lease all or substantially all of our assets to another person unless:

  .  in the case of a merger, we are the surviving corporation in the merger; or

  . the person into which we are merged or which acquires all or substantially all of our assets is a corporation organized under the laws of the United States, any state or the District of Columbia, and assumes all of our obligations relating to the securities and the indenture, and immediately after the transaction no default exists.

   Upon any the consolidation, merger or transfer, the successor corporation will be substituted for us under the indenture. The successor corporation may then exercise all of our powers and rights under the indenture, and we will be released from all of our liabilities and obligations in respect of the securities and the indenture. In the event we lease all or substantially all of our assets, the lessee corporation will be our successor and may exercise all of our powers and rights under the indenture but we will not be released from our obligations to pay the principal of and interest on the securities.

Events of default

   Unless otherwise specified in the applicable prospectus supplement, an "event of default" with respect to the debt securities of any series is defined in the indenture as being:

  . default in payment of any interest on, or any additional amounts payable with respect to any interest on, any of the debt securities of that series or any coupon relating to the debt securities when due, and continuance of the default for a period of 30 days;

  . default in payment of any principal of or premium, if any, on, or any additional amounts payable with respect to any principal of or premium, if any, on, any of the debt securities of that series when due, whether at maturity, upon redemption, upon repayment or repurchase at the option of the holder or otherwise;

  . default in the deposit of any sinking fund payment or payment under any analogous provision when due with respect to any of the debt securities of that series;

  . default by us in the performance, or breach, of any other covenant or warranty in the indenture or in any debt security of that series, other than a covenant or warranty included in the indenture solely for the benefit of a series of debt securities other than that series, and continuance of that default or breach, without that default or breach having been cured or waived, for a period of 60 days after the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding give notice to us, or in the case of notice by the holders, to us and the trustee, specifying the default or breach;

  . our failure to make any payment when due, including any applicable grace period, relating to our indebtedness which is in an amount in excess of $50,000,000, or our default with respect to any of our indebtedness that results in acceleration of indebtedness which is in an amount in excess of $50,000,000;

  . specified events of bankruptcy, insolvency or reorganization with respect to us or any of our restricted subsidiaries; or

  . any other event of default established for the debt securities of that series.

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

   No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. The indenture provides that, within 90 days after the occurrence of any default with respect to the debt securities of any series, the trustee will mail to all holders of the debt securities of that series notice of that default, unless that default has been cured or waived. However, the indenture provides that the trustee may withhold notice of a default with respect to the debt securities of that series, except a default in payment of principal, premium, if any, interest, if any, additional amounts, if any, or sinking fund payments, if any, if the trustee considers it in the best interest of the holders to do so. In the case of a default in the performance or the breach of any covenant or warranty in the indenture with respect to debt securities or that series, no notice will be given until at least 30 days after the occurrence of the default or breach. As used in this paragraph, the term "default" means any event which is, or after notice or lapse of time or both would become, an event of default with respect to the debt securities of any series.

   The indenture provides that if an event of default, other than an event of default relating to events of bankruptcy, insolvency or reorganization with respect to any series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding may declare the principal of, or if debt securities of that series are original issue discount securities, the lesser amount as may be specified in the terms of that series of debt securities, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. The indenture also provides that if an event of default relating to events of bankruptcy, insolvency or reorganization with respect to any series of debt securities occurs, the principal of, or if debt securities of that series are original issue discount securities, the lesser amount as may be specified in the terms of that series of debt securities, and accrued and unpaid interest, if any, on all the debt securities of that series will automatically become and be immediately due and payable without any declaration or other action on the part of the trustee or any holder of the debt securities of that series. However, upon specified conditions, the holders of a majority in principal amount of the debt securities of a series then outstanding may rescind and annul an acceleration of the debt securities of that series and its consequences.

   Subject to the provisions of the Trust Indenture Act requiring the trustee, during the continuance of an event of default under the indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the trustee reasonable indemnity.

   Subject to this requirement, holders of a majority in principal amount of the outstanding debt securities of any series issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to that series. The indenture requires the annual filing by us with the trustee of a certificate which states whether we are in default under the terms of the indenture.

   Notwithstanding any other provision of the indenture, the holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on that debt security on the respective due dates for those payments and to institute suit for the enforcement of those payments, and this right will not be impaired without the consent of the holder.

Modification and waivers

   The indenture permits us and the trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture and affected by a modification or amendment, to modify or amend any of the provisions of the indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of that series under the indenture. However, no modification or amendment may, without the consent of the holder of each outstanding debt security issued under the indenture affected by the modification or amendment, among other things:

  . change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on or any additional amounts, if any, with respect to any debt securities issued under the indenture;

  . reduce the principal of or any premium on any debt securities or reduce the rate of interest on or the redemption or repurchase price of any debt security, or any additional amounts with respect to any debt securities, or change our obligation to pay additional amounts;

  . reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity of the debt security;

  . adversely affect any right of repayment or repurchase at the option of any holder;

  . change any place where or the currency in which the principal of to, any debt securities are payable;

  . impair the holder's right to institute suit to enforce the payment of any debt securities on or after their stated maturity or, in the case of redemption, on or after the redemption date; or

  . reduce the percentage of debt securities of any series issued under the indenture whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of the indenture or specified defaults under the indenture and their consequences.

   The indenture also contains provisions permitting us and the trustee, without the consent of the holders of any debt securities issued under the indenture, to modify or amend the indenture, among other things:

  . to evidence the succession of another person to us under the indenture and the assumption of our obligations contained in the indenture and the debt securities;

  . to add to our covenants for the benefit of the holders of all or any series of debt securities issued under the indenture or to surrender any right or power conferred upon us in the indenture with respect to all or any series of debt securities issued under the indenture;

  . to add to or change any provisions of the indenture to facilitate the issuance of bearer securities;

  . to establish the form or terms of debt securities of any series and any related coupons, including, deletions from or additions or changes to the indenture in connection with the modification or amendment, so long as those deletions, additions and changes are not applicable to any other series of debt securities then outstanding;

  . to cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with other provisions in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture which will not adversely affect the interests of the holders of the debt securities of any series then outstanding;

  . to add any additional events of default with respect to all or any series of debt securities; or

  . to amend or supplement any provision contained in the indenture, provided that the amendment or supplement does not apply to any outstanding debt securities issued before the date of the amendment or supplement that is entitled to the benefits of that provision.

   The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some of the restrictive provisions of the indenture, which may include covenants, if any, which are specified in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on debt securities of that series or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

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Discharge, defeasance and covenant defeasance

   Unless otherwise provided in the applicable prospectus supplement, upon our direction, the indenture will cease to be of further effect with respect to any series of debt securities issued under the indenture specified by us, subject to the survival of specified provisions of the indenture, when:

  .  either

 --all outstanding debt securities of that series and, in the case of bearer securities, all related coupons, have been delivered to the trustee for cancellation, subject to exceptions, or

 --all debt securities of that series and, if applicable, any related coupons have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we have deposited with the trustee, in trust, funds in United States dollars, in the foreign currency in which the debt securities of that series are payable, or direct or indirect obligations of the United States or the government which issued the applicable foreign currency ("government obligations") in an amount sufficient to pay the entire indebtedness on the debt securities of that series in respect of principal, premium, if any, and interest, if any, and, to the extent that the debt securities of that series provide for the payment of additional amounts and the amount of any additional amounts which are or will be payable is at the time of deposit reasonably determinable by us, in the exercise of our sole discretion, those additional amounts, to the date of the deposit, if the debt securities of that series have become due and payable, or to the maturity or redemption date of the debt securities of that series, as the case may be;

  . we have paid all other sums payable under the indenture with respect to the debt securities of that series; and

  . the trustee has received an officers' certificate and an opinion of counsel called for by the indenture.

   If the debt securities of any series provide for the payment of additional amounts, we will remain obligated, following the deposit described above, to pay additional amounts on those debt securities to the extent that they exceed the amount deposited in respect of those additional amounts as described above.

   Unless otherwise provided in the applicable prospectus supplement, we may elect with respect to any series of debt securities either

  . to defease and be discharged from all of our obligations with respect to that series of debt securities ("defeasance"), except for, among other things,

 --the obligation to pay additional amounts with respect to payments on that series of debt securities to the extent that those additional amounts exceed the amount deposited in respect of those amounts as provided below,

 --the obligation to register the transfer or exchange of those debt securities,

 --the obligation to replace temporary or mutilated, destroyed, lost or stolen debt securities,

 --the obligation to maintain an office or agency in respect of that series of debt securities,

 --the obligation to hold moneys for payment in trust, and

 --the obligation, if applicable, to repurchase or repay debt securities of that series at the option of the holders in accordance with their terms, or

  . to be released from our obligations with respect to the debt securities of the series under specified covenants in the indenture including those described under the heading "Restrict Covenants" and, if applicable, other covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to that series of debt securities ("covenant defeasance"),

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in either case upon the irrevocable deposit with the trustee, or other qualifying trustee, in trust for that purpose, of an amount in United States dollars or in the foreign currency in which those debt securities are payable at stated maturity or, if applicable, upon redemption, and/or government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and any interest on, and, to the extent that the debt securities of that series provide for the payment of additional amounts and the amount of the additional amounts which are or will be payable is at the time of deposit reasonably determinable by us, in the exercise of our sole discretion, the additional amounts with respect to, that series of debt securities, and any mandatory sinking fund or analogous payments on that series of debt securities, on the due dates for those payments.

   The defeasance or covenant defeasance described above will only be effective if, among other things:

  . it will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or are bound;

  . in the case of defeasance, we will have delivered to the trustee an opinion of independent counsel confirming that

    -- we have received from or there has been published by the Internal
       Revenue Service a ruling, or

    -- since the date of the indenture there has been a change in applicable federal income tax law,

     in either case to the effect that, and based on this ruling or change the opinion of counsel will confirm that, the holders of the debt securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

  . in the case of covenant defeasance, we will have delivered to the trustee an opinion of independent counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

  . if the cash and/or government obligations deposited are sufficient to pay the principal of, and premium, if any, and interest and additional amounts, if any, with respect to the debt securities of that series provided those debt securities are redeemed on a particular redemption date, we will have given the trustee irrevocable instructions to redeem those debt securities on that date; and

  . no event of default or event which with notice or lapse of time or both would become an event of default with respect to debt securities of that series will have occurred and be continuing on the date of the deposit into trust; and, solely in the case of defeasance, no event of default arising from specified events of bankruptcy, insolvency or reorganization with respect to us or any restricted subsidiary or event which with notice or lapse of time or both would become an event of default will have occurred and be continuing during the period through and including the 91st day after the date of the deposit into trust.

   Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

  . the holder of a debt security of that series is entitled to, and does, elect under the indenture or the terms of that debt security to receive payment in a currency other than the currency in which the deposit has been made, or

  . a conversion event, as defined below, occurs in respect of the foreign currency in which the deposit has been made,

the indebtedness represented by that debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of and premium, if any, and interest, if any, on that debt security as

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it becomes due out of the proceeds yielded by converting the amount deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or conversion event based on, in the case of payments made under the first bullet above, the applicable market exchange rate for the foreign currency in effect on the second business day before the payment date, or, with respect to a conversion event, the applicable market exchange rate for the foreign currency in effect, as nearly as feasible, at the time of the conversion event.

   For purposes of the indenture, a "conversion event" is the cessation of the use of a foreign currency both by the government of the country or the confederation which issued the foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, or any currency unit or composite currency for the purposes for which it was established.

   In the event we effect covenant defeasance with respect to debt securities of any series and those debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the covenants as to which covenant defeasance has been effected, which would no longer be applicable to the debt securities of that series after covenant defeasance, the amount of monies and/or government obligations deposited with the trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities of that series at the time of any acceleration resulting from that event of default. However, we would remain liable to make payment of those amounts due at the time of acceleration.

   The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Regarding the trustee

   We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business, and the trustee and its affiliates may from time to time in the future provide us with banking and financial services in the ordinary course of their business.

                             PLAN OF DISTRIBUTION

   We may sell any or all of the offered securities through agents, underwriters, dealers or directly to purchasers. Agents who we designate may solicit offers to purchase the securities.

  . We will name any agent involved in offering or selling securities, and any commissions that we will pay to the agent, in our prospectus supplement.

  . Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

  . Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of the securities that they offer or sell.

   We may use an underwriter or underwriters in the offer or sale of our securities.

  . If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the securities.

  . We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

  .  The underwriters will use our prospectus supplement to sell the securities.

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

   We may use a dealer to sell the securities.

  . If we use a dealer, we, as principal, will sell the securities to the dealer.

  . The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.

  . We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

   We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

   We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

   We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts.

  . If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

  . These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

  . We will describe in our prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive.

   In addition, from time to time, underwriters may offer and sell our common stock (or certain of the other offered securities) at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may also receive commissions from purchasers of the securities for whom they may act as agent.

   Shares of our common stock may also be sold in one or more of the following transactions:

  . block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

  . purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

  . a special offering, an exchange distribution or a secondary distribution in accordance with applicable stock exchange rules;

  . ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

  . sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and

  . sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

   Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

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

   Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and any related compensation arrangements contemplated thereby will be described in the applicable prospectus supplement.

   In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

   The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

   Each series of securities, except for our common stock, will be a new issue of securities and will have no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

                                 LEGAL MATTERS

   The validity of each of the offered securities when, and if issued hereunder will be passed upon for us by our Senior Vice President and General Counsel, Thomas J. Sabatino, Jr. Mr. Sabatino owns shares of, and options on, our common stock, both directly, and as a participant in various stock and employee benefit plans. See our most recent proxy statement for additional details.

                            INDEPENDENT ACCOUNTANTS

   The financial statements of Baxter International Inc. incorporated in this prospectus by reference to Baxter's Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing therein.

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